UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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YOUR VOTE IS VERY IMPORTANT

April 28, 2020
Dear Fellow Stockholder:
Two years ago, we laid out a bold vision to form Keurig Dr Pepper Inc. and create an organization focused exclusively on beverages of all formats by being the first to combine hot and cold beverages at scale and by harnessing an unrivaled distribution system.  Since then, we successfully combined our two legacy companies, delivered financial results that have exceeded our three-year targets, invested in the foundation for long-term sustainable growth, and upped our game on corporate responsibility and sustainability.

As we now manage through the impact of the COVID-19 pandemic, we have refocused our Company mission under the banner of “ONE KDP,” with our first priority being the implementation of measures to keep our employees safe and healthy.  We added incentive compensation for our frontline employees—who make, distribute and stock retail shelves with our products—and also provided enhanced benefits for all employees to recognize the extra effort across our organization.  Through our Fueling the Frontline initiative, we are supporting brave healthcare workers by installing Keurig brewers and providing coffee and cold beverages at hospitals across North America.  While I can’t predict how long the current crisis will last, I can assure you that our team is prepared to deliver for all stakeholders regardless of its duration. Our pride in how we’ve come together as ONE KDP to keep each other safe, deliver for our customers and consumers and provide for our communities, is also our source for optimism in the future.

We are pleased to invite you to attend our annual meeting of stockholders which will take place online on June 24, 2020, at 11:00 a.m., Eastern Daylight Time.  Consistent with last year’s format, the annual meeting will be a virtual-only meeting of stockholders.  In addition to enabling stockholder participation, this format saves time and money and reduces our environmental impact.  In light of the ongoing COVID-19 pandemic, a virtual-only meeting also enables our management, directors and all stockholders to safely participate.  You may attend, vote, and submit questions during the annual meeting via the Internet at www.virtualshareholdermeeting.com/KDP2020.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible.

On behalf of our Board of Directors, thank you for your ongoing support of KDP.
Sincerely,

Robert J. Gamgort
Executive Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Date and Time: Wednesday, June 24, 2020 at 11:00 a.m. Eastern Daylight Time
Location: Virtually at www.virtualshareholdermeeting.com/KDP2020
Record Date: April 27, 2020
Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being sent to stockholders on or about April 28, 2020.
Notice is hereby given that the virtual annual meeting of stockholders of Keurig Dr Pepper Inc., a Delaware corporation, referred to as KDP, will be held on June 24, 2020, at 11:00 a.m., Eastern Daylight Time. This means that you can attend the annual meeting online, vote your shares electronically and submit questions during the online meeting by visiting www.virtualshareholdermeeting.com/KDP2020. Stockholders will be able to listen, vote and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend.
ITEMS OF BUSINESS:

1.
To vote on a proposal to elect a board of twelve members to hold office for a one-year term and until their respective successors shall have been duly elected and qualified, referred to as the election proposal;

2.
To vote on a proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as KDP’s independent registered public accounting firm for fiscal year 2020, referred to as the auditor ratification proposal;

3.	To vote on a proposal to approve an advisory resolution regarding KDP’s executive compensation, referred to as the 2019 compensation proposal; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
Your proxy is being solicited by our Board of Directors. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN THE ELECTION PROPOSAL, “FOR” THE AUDITOR RATIFICATION PROPOSAL, AND “FOR” THE 2019 COMPENSATION PROPOSAL.
Our Board of Directors has fixed the close of business on April 27, 2020 as the record date for determination of KDP stockholders entitled to receive notice of, and to vote at, the annual meeting of KDP stockholders or any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on the record date for the annual meeting are entitled to receive notice of, and to vote at, the annual meeting. Approval of the election of each director nominee, the auditor ratification proposal, and the 2019 compensation proposal requires the affirmative vote of the holders of a majority of our common stock having voting power present in person or represented by proxy and which have actually voted. For each proposal to be approved, or in the case of the election proposal, for each director nominee to be approved, votes cast “FOR” each proposal or nominee, as applicable, must exceed votes cast “AGAINST” such proposal or nominee, as applicable. For each proposal a failure to vote, a broker non-vote or an abstention will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote, assuming a quorum is present.

Your vote is very important. To ensure your representation at the annual meeting of our stockholders, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote. Registered stockholders may vote (i) via the Internet, (ii) by telephone, or (iii) by returning a properly executed proxy card. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares.
James L. Baldwin
Corporate Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON June 24, 2020: The Company’s Proxy Statement for the annual meeting and the Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.proxyvote.com by entering your control number.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the annual meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annex to this Proxy Statement and the information incorporated by reference into this Proxy Statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in the Notice of Annual Meeting of Stockholders.

As used in this Proxy Statement, “KDP,” the “Company,” “we,” “us” or “our” refer to Keurig Dr Pepper Inc., a Delaware corporation, and its consolidated subsidiaries, except in each case where otherwise indicated or the context otherwise requires.

Q:	Why am I receiving this Proxy Statement and proxy card?

A:
We are holding the annual meeting of our stockholders to ask our stockholders to consider and vote upon (i) the election proposal, (ii) the auditor ratification proposal, and (iii) the 2019 compensation proposal.

This Proxy Statement is being delivered to you by mail as our stockholder of record, as of the record date for the annual meeting, in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the annual meeting. As a stockholder of record on the record date for the annual meeting, you are invited to attend the virtual annual meeting and are entitled to and are requested to vote on the items of business described in this Proxy Statement.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled for the annual meeting are:

Proposal 1:	A vote on each of the director nominees listed in the election proposal.

Proposal 2:	The auditor ratification proposal.

Proposal 3:	A non-binding advisory vote on the 2019 compensation proposal.
We also will consider any other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that stockholders vote:

1.	FOR each of the director nominees listed in the election proposal;

2.	FOR the auditor ratification proposal; and

3.	FOR the 2019 compensation proposal.

Q:	What is the voting requirement to approve each of the proposals?

A:	The following voting requirements will be in effect for each proposal described in this Proxy Statement:
Proposal 1. The election of each director nominee requires the affirmative vote of the holders of a majority of our common stock having voting power present in person or represented by proxy and which have actually voted (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee).
Proposal 2. Approval of the auditor ratification proposal requires the affirmative vote of the holders of a majority of our common stock having voting power present in person or represented by proxy and which have actually voted (the number of shares voted “FOR” the auditor ratification proposal must exceed the number of votes cast “AGAINST” the auditor ratification proposal).

Proposal 3. Approval of the 2019 compensation proposal (on a non-binding advisory basis) requires the affirmative vote of the holders of a majority of our common stock having voting power present in person or represented by proxy and which have actually voted (the number of shares voted “FOR” the 2019 compensation proposal must exceed the number of votes cast “AGAINST” the 2019 compensation proposal).

Q:	What shares can I vote at the annual meeting?

A:
The Board has fixed the close of business on April 27, 2020, as the record date for the annual meeting. Only holders of record of the outstanding shares of our common stock at the close of business on the record date for the annual meeting are entitled to vote at the annual meeting or any adjournments thereof.

As of the close of business on the record date for the annual meeting, we had 1,407,151,408 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote, in person or by proxy, for each share of our common stock on all matters properly brought before the annual meeting.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the annual meeting or any adjournment thereof is necessary to constitute a quorum to transact business.

Abstentions and broker non-votes (shares held by brokers, trustees or other nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted as present at the annual meeting for the purpose of determining whether a quorum is present. If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 (the election proposal), or Proposal 3 (the 2019 compensation proposal), the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted. With respect to Proposal 2 (the auditor ratification proposal), the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Q:	How can I vote my shares at the annual meeting?

A:
Although we encourage you to complete and return a proxy prior to the annual meeting to ensure that your vote is counted, you can virtually attend the annual meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/KDP2020. You will need your control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the annual meeting. If you vote by proxy prior to the annual meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote.

Q:	How can I vote my shares without attending the virtual annual meeting?

A:
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual annual meeting. There are three ways to vote by proxy:

By Internet — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.
By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.
Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 23, 2020. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the annual meeting will be processed, but votes received the day of the annual meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the auditor ratification proposal, and (iii) FOR the 2019 compensation proposal.

Q:	What if I want to change my vote?

A:	At any time prior to the completion of voting at the annual meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. Eastern Daylight Time on June 23, 2020;

•	by a later-dated mailed proxy received before the close of business on June 23, 2020; or

•	by voting online at the annual meeting.

Q:	When and where is the virtual annual meeting?

A:
The annual meeting will be held virtually on June 24, 2020, at 11:00 a.m., Eastern Daylight Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	How do I attend the annual meeting virtually?

A:
We will host the annual meeting live online. Any stockholder can attend the annual meeting live online at www.virtualshareholdermeeting.com/KDP2020. The webcast will start at 11:00 a.m. Eastern Daylight Time. Stockholders may vote and submit questions while attending the annual meeting online. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the annual meeting live online. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/KDP2020. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Q:	Why is the annual meeting a virtual, online meeting?

A:
Our annual meeting will be a virtual meeting of stockholders using cutting-edge technology, conducted via live webcast. By conducting our annual meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	How is KDP distributing proxy materials?

A:
We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 28, 2020, we mailed to our stockholders (other than those who previously requested email or paper delivery) the Notice containing instructions on how to access the proxy materials via the Internet. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice for making this request.
If you received the Notice by mail and would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice for making this request.

Q:	What should I do if I receive more than one copy of the proxy materials?

A:
You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	Who will pay for this solicitation?

A:
The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the annual meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative from the Carideo Group.

Q:	What happens if additional matters are presented at the annual meeting?

A:
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Robert J. Gamgort, Ozan Dokmecioglu and James L. Baldwin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

CORPORATE GOVERNANCE
Principles of Corporate Governance
In 2019, the Board adopted updated principles of corporate governance (“Principles of Corporate Governance”). The Principles of Corporate Governance include, among other things, that the Board:

•	has oversight for the integrity of the Company’s financial statements and the Company’s financial reporting process;

•	has oversight for the Company’s processes for assessing and managing risk;

•	assesses the performance of the Chief Executive Officer and other senior management and sets their compensation;

•	establishes principles to assess the independence of directors and make an affirmative determination regarding the independence of each director annually;

•
has two standing committees – the Audit and Finance Committee (the “Audit Committee”) and the Remuneration and Nomination Committee (the “RemCo”), each with the power and authority to retain outside advisors; and

•	assesses Board and director performance.
Our Principles of Corporate Governance are available on our website at www.keurigdrpepper.com under the Investors—Corporate Governance caption. The information provided on our website is not incorporated herein by reference unless expressly stated herein as such.
Code of Conduct
We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. The Board has adopted a Code of Conduct that applies to all employees and directors. Our Code of Conduct is posted on our website at www.keurigdrpepper.com under the Company — Ethics & Compliance — Code of Conduct captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable New York Stock Exchange (“NYSE”) rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our senior financial officers, including the chief executive officer, either by posting such information on our website at www.keurigdrpepper.com under the Company — Ethics & Compliance – Code of Conduct caption or by filing a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).
Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investors” section of our website, www.keurigdrpepper.com within the “Corporate Governance” subsection under the heading “Governance Documents.” Under these standards, a director is considered “independent” if the Board has determined that the director has no material relationship with the Company, either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

•
The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

•
(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who personally works on the Company’s audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•
The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company's compensation committee;

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•
The director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

Our Board has determined that each of the following directors satisfies our independence standards and the independence standards of the NYSE: Mses. Hovde and Patsley and Messrs. Michaels and Singer. In connection with the independence determinations, the Board examined the Company’s relationship with BDT & Company (“BDT”) where Ms. Hovde, one of our directors, is a Partner. BDT was retained by Maple Holdings B.V. (“Maple”) in January 2018 as a financial advisor in conjunction with the merger between a wholly owned subsidiary of Dr Pepper Snapple Group, Inc. (“DPS”) and Maple Parent Holdings Corp., the parent company of Keurig Green Mountain, Inc., which resulted in the formation of Keurig Dr Pepper Inc. (the “DPS Merger”). Upon the successful closing of the DPS Merger, BDT became entitled to a $15.0 million transaction advisory fee. Following the DPS Merger, KDP is controlled by JAB Holdings B.V. (“JAB”), through its affiliate Maple. The Board determined that the relationship was not material since (i) the advisory fee was less than 2% of the consolidated gross revenues of BDT; (ii) the relationship with BDT was entered into between Maple and BDT prior to the closing of the DPS Merger; and (iii) the amounts were earned by BDT upon the closing of the DPS Merger, prior to Ms. Hovde’s appointment to the Board, at which time BDT’s engagement was completed.
Our Board determined that Mr. Gamgort does not qualify as independent due to his position as our Chief Executive Officer (“CEO”). Mr. Young served as our Chief Executive Officer through July 8, 2018 and therefore is not an independent director. Due to their roles with JAB, our largest stockholder (through its holdings in Maple), Ms. Kamenetzky and Messrs. Goudet, Harf, and Simon are not currently determined to be independent. Due to their roles with Mondelēz International, Inc. (“Mondelēz”), a significant stockholder, Messrs. Van de Put and Pleuhs are not currently determined to be independent. In each instance, although these directors are not currently determined to be independent, they contribute greatly to the Board and the Company through their wealth of experience, expertise and judgment.
All of the directors who serve as members of the Audit Committee are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also satisfy the separate SEC independence requirements.
Controlled Company Status
Following the closing of the DPS Merger, KDP became a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual (“Section 303A”). Under Section 303A, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements.

KDP currently takes advantage of certain exemptions from corporate governance requirements provided in the NYSE rules for controlled companies. Specifically, as a controlled company, KDP is not required to have (1) a majority of independent directors, (2) a compensation committee composed entirely of independent directors, and (3) a corporate governance and nominating committee composed entirely of independent directors. KDP does not currently have a majority of independent directors and its RemCo does not consist entirely of independent directors. Accordingly, KDP’s stockholders are not afforded the same protections as stockholders of other companies that are required to comply with the independence rules of the NYSE. In the event that KDP ceases to be a controlled company, it will be required to comply with those requirements within specified transition periods.
The controlled company exemption does not modify the independence requirements for our Audit Committee, and KDP complies with the applicable requirements of the NYSE rules.
Selection of Directors
Process
The Board is responsible for approving candidates for the Board. As discussed in the section “Board Committees and Meetings—Remuneration and Nomination Committee” beginning on page 12, the RemCo is responsible for the identification of candidates for the Board and making director recommendations to the Board. The RemCo will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws relating to stockholder nominations and as described under “Stockholder Proposals for 2021 Annual Meeting” on page 49.
Qualifications
The Board believes that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. In prospective directors our Board looks for a diverse range of skills, backgrounds and experiences such as leadership, consumer products, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. Pursuant to the terms of the agreement governing the DPS Merger, it was agreed that the Board following the closing of the DPS Merger would be initially comprised of twelve members, eight of whom were appointed by Maple (including the two directors appointed by Mondelēz), two of whom were appointed by DPS, and two of which were mutually agreed upon by Maple and DPS as independent directors under the rules of the NYSE.
The Board conducts an annual self-evaluation process and periodically considers its composition and refreshment in order to effectively align the Board’s mix of skills, experience and attributes with the Company’s business strategy.
Executive Sessions
Our non-employee directors meet regularly in executive sessions without members of management. Generally, the Chair of the RemCo will serve as Chair in these executive sessions. The committees of the Board also generally meet in executive session at the end of each committee meeting.
Attendance at Annual Meeting
We expect directors to attend the annual meeting absent unusual circumstances. All of the directors serving on our Board at the time attended the Annual Meeting of Stockholders in 2019.
Board Leadership and Role in Risk Oversight
The chairman of the Board and the chief executive officer titles are currently held by the same individual, Mr. Gamgort. In January 2019, following the resignation of Lambertus J.H. Becht from the Board, the Board appointed Mr. Gamgort to serve as both the chairman of the Board and the chief executive officer to confer advantages and efficiencies to the role, including those listed below:

•
By serving in both positions, the chairman of the Board and chief executive officer is able to draw on his or her detailed knowledge of the Company to provide the Board leadership in focusing its discussions and review of the Company’s strategy.

•	The structure allows for efficient decision making and heightened accountability.
The Board believes that it is currently in the best interest of the Company and its stockholders for Mr. Gamgort to serve as chairman and chief executive officer, considering the corporate governance practices providing oversight of management as set forth below.
The Board has overall responsibility for oversight of risk and has delegated to the Audit Committee the responsibility for the risk oversight process and oversight of financial and compliance risks, including cybersecurity risks. KDP management reports to the Audit Committee periodically on compliance, risk management and the oversight of risk management functions. The Audit Committee reports to the Board on its delegated responsibilities regarding risks. The RemCo is responsible for the assessment of risk in KDP’s compensation programs and reports to the Board on that assessment.

During the COVID-19 crisis, which began to impact the Company’s business in March 2020, the Board has exercised oversight of the Company's response and risk management through periodic meetings and regular communications with management on business performance, employee health and safety, risk mitigation efforts, and long-term planning.
Communications with the Board
Any interested party may communicate with the Board, the chairman of the Board or the non-employee directors as a group on a Board-related issue by sending an email to ir@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as sponsorship requests, licensing requests, annual report requests, business solicitations, advertisements, new product suggestions, brand and product comments and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.
BOARD COMMITTEES AND MEETINGS
Audit and Finance Committee
From January 1, 2019 through February 13, 2019, the Audit and Finance Committee was comprised of Mr. Singer (Chair), Ms. Hovde and Ms. Patsley. On February 14, 2019, Mr. Michaels was appointed to the Audit Committee and Ms. Hovde was reassigned from the Audit Committee to the RemCo. Each of the directors who serves as an Audit Committee member is "independent" in accordance with applicable laws and regulations and as defined in the current NYSE listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in SEC regulations, the Board has determined that Mr. Singer, Ms. Patsley, and Mr. Michaels possess those attributes through their experience, and each was designated as an audit committee financial expert.
The Audit Committee is responsible for reviewing and approving an audit committee report included as part of this Proxy Statement and assisting the Board's oversight of:

•	the quality and integrity of KDP's financial statements and related disclosure (including the quality, adequacy and effectiveness of our internal controls);

•	KDP's compliance with all legal and regulatory requirements;

•	the independent registered public accountant's performance, qualifications and independence; and

•	the performance of KDP's internal audit function.
The Audit Committee has selected Deloitte as our independent registered public accounting firm for fiscal year 2020. The current Audit Committee charter ("Audit Committee Charter") adopted by the Board is available on our website at www.keurigdrpepper.com under the Investors — Corporate Governance — Committee Charters — Audit Committee Charter captions. The Report of the Audit Committee for our year ended December 31, 2019 is included in this Proxy Statement beginning on page 27.

Remuneration and Nomination Committee
From January 1, 2019 through January 12, 2019, the RemCo was comprised of Mr. Harf (Chair), Mr. Becht, who served as Chairman of the Board from the closing of the DPS Merger until January 12, 2019, Mr. Michaels and Mr. Van de Put. Following Mr. Becht’s resignation from the Board on January 12, 2019, Ms. Hovde was appointed to the RemCo on February 14, 2019. As discussed above, KDP is a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual and takes advantage of an exemption from the requirement that its nominating and compensation committees consist entirely of independent directors.
The RemCo is responsible for, among other things:

•
reviewing and approving individual and corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of those goals and objectives, and setting the chief executive officer’s remuneration level based on this evaluation;

•	determining the compensation levels of our other executive officers, after consultation with the chief executive officer;

•	approving and administering our executive compensation program;

•	reviewing and making recommendations to our Board with respect to the remuneration of all directors;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•	administering our employee benefit plans, including our equity-based and incentive compensation plans;

•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our Proxy Statement or annual report, in accordance with applicable regulations; and

•	managing the appointment, compensation and oversight of work performed by outside advisors to the RemCo.
Information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation is provided under the heading “Compensation Discussion and Analysis” beginning on page 29.
On July 9, 2018, the Board approved the RemCo charter, a copy of which is available on our website at www.keurigdrpepper.com under the Investors — Corporate Governance — Committee Charters — Remuneration and Nomination Committee Charter captions. The RemCo Report is included in this Proxy Statement on pages 29 through 37.
The RemCo has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The RemCo annually evaluates the performance of its executive compensation consultant and, based on that evaluation, retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to assist the RemCo with its responsibilities related to KDP’s 2019 executive officer and Board compensation programs. Pearl Meyer’s fees for executive compensation consulting to the RemCo in our year ended December 31, 2019 were approximately $91,000. In February 2020, the RemCo approved the engagement of Frederic W. Cook and Co., Inc. to serve as the committee's executive compensation consultant following a transition period with Pearl Meyer.
Certain policies and procedures are in place to ensure the independence of Pearl Meyer and the Pearl Meyer consultants assigned to KDP, including:

•
Pearl Meyer’s consultants assigned to KDP (i) have no personal or business relationship with any member of the RemCo, other than to provide executive consulting services, (ii) own no shares of KDP common stock, nor do any of their immediate family members own KDP common stock, and (iii) have no business or personal relationships with any executive officer of KDP;

•	none of our executive officers have indicated they have any business or personal relationship with Pearl Meyer or the Pearl Meyer consultants assigned to KDP;

•	the RemCo has the sole authority to retain and terminate the executive compensation consultant;

•	the Pearl Meyer consultants assigned to KDP have direct access to the RemCo without management involvement;

•	the RemCo evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the consultant may interact with management.
While it is necessary for Pearl Meyer’s consultants to interact with management to gather information, the RemCo has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in Pearl Meyer’s engagement letter. This approach protects the RemCo’s ability to receive objective advice from the consultant so that the RemCo may make independent decisions about executive pay by KDP.
Based on the analysis by Pearl Meyer of its independence under the six factors set forth in the rules promulgated by the SEC, the RemCo’s review of Pearl Meyer’s analysis and the policies and procedures set forth above, the RemCo is confident that the advice it receives from the executive compensation consultant is objective and not influenced by Pearl Meyer’s or its affiliates’ relationships with KDP.
2019 Meetings
From January 1, 2019 through December 31, 2019, there were six (6) meetings of the Board, along with four (4) executive sessions; eight (8) meetings held by the Audit Committee, along with four (4) executive sessions of the Audit Committee to meet with our independent registered public accounting firm, our chief financial officer, and our senior vice president-controller (in one executive session); and six (6) meetings held by the RemCo.

In 2019, each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which each was a member during his or her respective tenures other than Mr. Harf who was not able to attend two Board and two RemCo meetings during the course of 2019 due to professional conflicts, which were discussed and approved by the Board.  The meetings Mr. Harf did not attend were reviewed with him and his concurrence on the outcomes was noted.  Since May 3, 2019, Mr. Harf has attended 100% of the meetings of the Board and RemCo.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
From January 1, 2019 through January 12, 2019, Messrs. Harf (Chair), Becht, Michaels and Van de Put served on the RemCo. Following Mr. Becht’s resignation on January 12, 2019, Ms. Hovde was appointed to the RemCo on February 14, 2019. No person who was a member during any part of 2019 of the RemCo was an officer or employee of ours or any of our subsidiaries. None of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on our Board or on our Compensation Committee or RemCo.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Policy and Process
KDP has adopted a Related Person Transactions Policy which governs any transaction or proposed transaction involving (i) any of our directors, nominees for director, or executive officers (or any immediate family members of the foregoing); (ii) any security holder beneficially owning 5% or more of the voting securities of KDP (or any of its immediate family members or affiliate of such stockholder or any of its or their respective directors (a “5% security holder”)); and (iii) any security holder of Acorn Holdings B.V. (“Acorn”) beneficially owning 10% or more of Acorn (or any immediate family member or affiliate of such stockholder or any of their respective directors) (each, an “Acorn Party”) (the individuals or entities identified in clauses (i) through (iii), a “Related Person”) and in which KDP was or is to be a participant and in which the amount involved exceeds $120,000 (a “Specified Transaction”). Under this Related Person Transactions Policy, directors and executive officers must notify the general counsel of the details of any proposed Specified Transaction that would be covered by the Related Person Transaction Policy. Following review, the general counsel presents to the Board or Committee, as applicable, for approval any Specified Transaction in which any Related Person is reasonably likely to have a direct or indirect material interest, in which case:

▪	the Board will review those transactions involving a director, director nominee, 5% security holder or Acorn, and

▪	the Audit Committee will review those transactions involving executive officers.
The Board or Audit Committee, as applicable, will approve only those transactions presented to it that are in, or are not inconsistent with, the best interests of KDP and its stockholders, as the Board or Audit Committee, as applicable, determines in good faith. In determining whether or not to approve a related person transaction, the Board or the Audit Committee, as appropriate, takes into account, among other factors it deems appropriate:

▪
whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company;

▪	the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party;

▪	the availability of other sources for comparable products or services; and

▪	the impact on a director’s independence if the related person is a director.
No member of the Board shall participate in any review, consideration or approval of any Specified Transaction with respect to which such member or any of his or her immediate family members is the related person. In addition, our Code of Conduct governs the actions of our directors and employees, including conflicts of interest. See “Corporate Governance—Code of Conduct” on page 8.
The Related Person Transaction Policy adopted by the Board pre-approves the following types of related person transactions:

▪
any employment by the Company of an executive officer of the Company if: (a) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K (generally applicable to named executive officers); or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a named executive officer, and the RemCo approved (or recommended that the Board approve) such compensation;

▪	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

▪
a Specified Transaction with a third party entity (other than a 5% security holder or an Acorn Party) in which a director of the Company is an officer or other employee of the third party entity, or a director’s or executive officer’s immediate family member is an officer or other employee of the third party entity, (a) in which the third party entity has received payments or other consideration from the Company from property or services or has made payments to the Company for property or services and the amount of such payments in each of the last three fiscal years is less than the greater of (i) $1 million or (ii) 2% of either entity’s respective consolidated gross revenues; or (b) in which the third party entity is indebted to the Company, or the Company is indebted to the third party entity, and, in each case, the total amount of one entity’s indebtedness is less than 2% of the respective total consolidated assets of either entity as of the end of the previous fiscal year;

▪
a Specified Transaction with a tax-exempted organization (other than a 5% security holder or an Acorn Party) of which an executive officer or director of the Company is an officer, trustee, director or is otherwise affiliated, and to which the Company made, within the preceding three fiscal years, contributions in any fiscal year that were less than the greater of (a) $1 million or (b) 2% of the tax-exempt organization’s consolidated gross revenues;

▪
a Specified Transaction involving a class of equity securities of the Company existing at the date of adoption of this Policy and all holders of that class of equity securities receive the same benefit on a pro rata basis, e.g. dividends;

▪	a Specified Transaction where the rates or charges involved are determined by competitive bids;

▪	a Specified Transaction involving the rendering of services as a common contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

▪	a Specified Transaction involving the rendering of services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.
Certain Related Person Transactions
Existing Commercial Arrangements with JAB Related Persons

As further described below, KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Panera Bread Company (“Panera”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme Doughnuts Inc. (“Krispy Kreme”). KDP’s largest stockholder, JAB, has controlling investments in Peet’s, Caribou, Panera, Einstein Bros and Krispy Kreme.

KDP maintains licenses to the Caribou, Panera and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig brewing system, and also manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. As described below under “Related Person Transactions Reviewed in 2019,” KDP also recently entered into an amended agreement with Peet’s to exclusively distribute and sell its ready-to-drink beverages. KDP sells various beverage concentrates and packaged beverages to Caribou, Panera, Einstein Bros and Krispy Kreme for resale to retail customers.
Related Person Transactions Reviewed in 2019
Since Janaury 1, 2019, the disinterested members of the Board reviewed and approved the following transaction under its Related Person Transaction Policy in 2019:

•
A production and licensing agreement with Peet’s for KDP to manufacture portion packs containing a selection of coffee and tea varieties under Peet’s brands for sale in the U.S. and Canada, which the parties entered into in February 2019.

▪
An amended master license agreement with Peet’s, which replaced its existing arrangement, for KDP to exclusively distribute, manufacture and sell Peet’s shelf-stable ready-to-drink beverage products in the U.S. and Canada (subject to certain excluded accounts and non-exclusive channels), which the parties entered into in January 2020.

The Board did not review the following transaction under its Related Person Transaction Policy because the office of the general counsel determined that the transaction did not represent a direct or indirect material interest to either party:

▪	Non-exclusive license agreements with Mondelēz whereby the Company licenses to Mondelēz, or conversely Mondelēz licenses to the Company, certain trademarks for use on its respective products.
2020 Secondary Offering

On March 9, 2020, Maple and Mondelēz International Holdings LLC (together with Maple, the “Selling Stockholders”) completed a registered public secondary offering (the “Offering”) of 40,000,000 shares of common stock of the Company, for gross proceeds of approximately $1.08 billion. The Selling Stockholders exercised their registration rights under an Investor Rights Agreement by and among the Company and the Selling Stockholders dated as of July 9, 2018. The Company did not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. In connection with the Offering, the Company entered into an Underwriting Agreement, dated March 4, 2020, by and among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC, as underwriter in the Offering.

PROPOSAL 1 - ELECTION OF DIRECTORS
Director Nominees
Each of our directors is elected annually. The terms of each of the directors will expire at the next annual meeting of stockholders following the fiscal year ending December 31, 2020. The RemCo has reviewed the background of all of our nominees for director and determined that they individually possess the personal and professional attributes necessary to be a director. Further, the RemCo has reviewed the experience of the members of the Board and determined that they collectively possess the qualifications and skills necessary for the Board.
Set forth below is detailed biographical information for each of the nominees for director and a summary of the qualifications and skills demonstrated by each director’s experience (ages are as of the date of the annual meeting).
Robert Gamgort
Mr. Gamgort, age 57, has served as one of our directors since July 2018 and as our Executive Chairman of the Board since January 2019. Mr. Gamgort has served as our President and Chief Executive Officer since July 2018, and prior to the closing of the DPS Merger, served as the President and Chief Executive Officer of Keurig Green Mountain, ("KGM") beginning in May 2016. Mr. Gamgort has served as a director of Wayfair Inc. since February 2015, though he recently notified Wayfair of his decision not to stand for re-election at Wayfair's 2020 annual meeting of stockholders. He also joined the board of directors of National Veterinary Associates, Inc. in February 2020. Mr. Gamgort has enjoyed a 30+ year career in consumer products, progressing through marketing, sales, strategy and general management roles at Kraft Foods, Inc., as President of Major League Baseball Proprieties, North American President of Mars, Inc. and CEO of Pinnacle Foods (NYSE: PF), prior to joining KGM. Mr. Gamgort received a BA from Bucknell University and an MBA from the Kellogg Graduate School of Management at Northwestern University.
Mr. Gamgort, our Chief Executive Officer, President and Executive Chairman of the Board, has extensive senior level executive experience, over 30 years of experience in the consumer products industry and substantial marketing and general management experience. In addition, Mr. Gamgort has significant experience overseeing transformational mergers and integrations. In light of his background and experience, we believe Mr. Gamgort is also well qualified to serve as Chairman of our Board.
Olivier Goudet
Mr. Goudet, age 55, has served as one of our directors since July 2018. From March 2016 until the closing of the DPS Merger in July 2018, Mr. Goudet served as a director on the board of Maple Parent Holdings Corp., KGM's parent company. Mr. Goudet is currently Managing Partner and Chief Executive Officer of JAB Holding Company, a position he has held since 2012. He serves as Chairman of the Board of Jacobs Douwe Egberts, Peet’s Coffee & Tea, Inc., Panera Bread Company, Pret A Manger and Krispy Kreme Doughnuts, Inc. He is also a Director of Caribou Coffee Company / Einstein Noah, Espresso House, Compassion First and Coty, Inc. He served as Chairman of the Board of Anheuser-Busch InBev SA/ NV. He is the former Executive Vice President and Chief Financial Officer of Mars, Inc. and served as an independent advisor to the Mars, Inc. Board of Directors. Mr. Goudet began his career at Mars, Inc., serving on the finance team of its French business and held several senior executive positions at the VALEO Group, including Group Finance Director. Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
Mr. Goudet brings to our Board extensive financial expertise and senior executive experience, including experience in strategic planning and leadership of complex organizations, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. In addition, Mr. Goudet has significant experience overseeing transformational mergers and integration. In addition, Mr. Goudet has significant experience in the consumer packaged goods and coffee industries.

Peter Harf
Mr. Harf, age 74, has served as one of our directors since July 2018 and serves as Chair of our RemCo. From March 2016 until the closing of the DPS Merger in July 2018, Mr. Harf served as a director on the board of Maple Parent Holdings Corp., KGM's parent company. Mr. Harf is Managing Partner and Chairman of JAB Holding Company , having joined JAB in 1981, and Managing Director of Lucresca and Agnaten, both privately-owned holding companies affiliated with JAB. He serves as Chairman of the Board of Coty Inc. Mr. Harf is also a Director of Jacobs Douwe Egberts, Peet’s Coffee & Tea, Inc. and Compassion First. Mr. Harf is co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty, Deputy Chairman of Reckitt Benckiser, Chairman of Anheuser-Busch InBev SA/NV, Chairman of Espresso House and Director of Panera Bread Company, Pret A Manger, Caribou Coffee Company/Einstein Noah and Krispy Kreme. Mr. Harf holds an MBA degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.
Mr. Harf brings to our Board extensive executive and management experience, including operating, strategic planning and international business experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. In addition, Mr. Harf has significant experience in the coffee industry.
Genevieve Hovde
Ms. Hovde, age 35, has served as one of our directors since July 2018. Prior to the closing of the DPS Merger, from March 2016 until July 2018, Ms. Hovde was a Board Observer of Maple Parent Holdings Corp., KGM's parent company. Ms. Hovde currently serves as Partner at BDT & Company. She also serves on the Investment Committee of BDT Capital Partners, LLC and as a Director of Jacobs Douwe Egberts and Board Observer of Peet's Coffee & Tea, Inc. BDT Capital Partners is a substantial indirect stockholder of KDP through its interests in Acorn Holdings B.V., the parent company of Maple Parent Holdings Corp. Prior to joining BDT in 2010, Ms. Hovde served as an Analyst in the Financial Institutions Group of J.P. Morgan’s Investment Banking Coverage division. Ms. Hovde holds a BS in Commerce, with concentrations in Finance and Accounting, from the University of Virginia’s McIntire School of Commerce.
Ms. Hovde has substantial banking and transactional experience, financial acumen developed from her banking experience, and experience in financial analysis. In addition, Ms. Hovde has significant experience in the coffee industry.
Anna-Lena Kamenetzky
Ms. Kamenetzky, age 44, has served as one of our directors since July 2018. Prior to the closing of the DPS Merger, Ms. Kamenetzky served as a director on the board of Maple Parent Holdings Corp., KGM's parent company, from March 2016 until July 2018. Ms. Kamenetzky is currently a Partner and Head of Business Development of JAB Holding Company and Co-Head of JAB Consumer Fund. She also serves as a Director of Jacobs Douwe Egberts and Coty Inc. Prior Director roles include then publicly-listed luxury shoe and accessories company Jimmy Choo, plc, private Japanese automotive supply company Niles, Corp. and private asset management firm Kleinwort Benson Investors Dublin Ltd. Her prior experience includes serving as Managing Director of RHJ US Management Inc. and serving in various different roles in the Investment Banking Division at Goldman Sachs in Frankfurt, New York and London between 2000 and 2007. Ms. Kamenetzky holds a double diploma in Business Administration from the Graduate School of Corporate Management (WHU) in Koblenz, Germany and L’Ecole de Management de Lyon, France.
Ms. Kamenetzky has substantial banking experience and significant experience working with global brands in the consumer products industry and experience overseeing transformational mergers and integrations, as well as significant governance and oversight experience attained through her tenure as a director of several public and private companies. In addition, Ms. Kamenetzky has significant experience in the coffee industry.

Paul S. Michaels
Mr. Michaels, age 68, has served as one of our directors since July 2018. Mr. Michaels is the former Global President of Mars, Inc. from 2004 to 2015 and currently serves as a Director of Coty, Inc. and Krispy Kreme. Before joining Mars, Mr. Michaels spent 15 years at Johnson & Johnson, building many of the company’s flagship brands, such as Band-Aid Brand Adhesive Bandages, REACH Toothbrushes and JOHNSON’S Baby Shampoo. He began his career at The Procter & Gamble Company. Mr. Michaels holds a BA from the University of Notre Dame.
Mr. Michaels brings to our Board senior executive leadership experience as well as demonstrated expertise and creativity in launching, building and supporting global brands in the consumer products industry, as well as financial acumen developed through his extensive executive experience. He has been designated by the RemCo as an audit committee financial expert under SEC regulations.
Pamela H. Patsley
Ms. Patsley, age 63, has served as one of our directors since April 2008. From January 2009 until her retirement in February 2018 she served in various roles at MoneyGram International, Inc. (“MGI”). From January 2016 until February 2018 she served as Executive Chairman of MGI, but in that role had no executive officer responsibilities. From September 2009 to December 2015, Ms. Patsley served as Executive Chairman and Chief Executive Officer of MGI, and from January 2009 until September 2009, she served as Executive Chairman. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. She retired from those positions in 2007. From 1991 to 2000, she served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. In addition to her Chairman’s role at MGI, Ms. Patsley has served on the board of directors of Texas Instruments Incorporated since 2004 to present, where she formerly served as Chair of the Audit Committee; since January 2017 she has served on the board of directors of Hilton Grand Vacations, Inc., where she is Chairman of the Audit Committee; and since June 2018 she has served on the board of directors of ACI Worldwide, Inc. Ms. Patsley served on the board of directors of Molson Coors Brewing Company from 1996 to 2009; Pegasus Solutions, Inc. from 2002 to 2006; and Paymentech, Inc. from 1995 to 1999. Ms. Patsley received a BS in accounting from the University of Missouri.
Ms. Patsley has extensive leadership experience as a chair and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, and extensive public company board experience (including audit committee chair experience). She has been designated by the RemCo as an audit committee financial expert under SEC regulations.
Gerhard Pleuhs
Mr. Pleuhs, age 63, has served as one of our directors since July 2018. Prior to the closing of the DPS Merger, Mr. Pleuhs served as a director on the board of Maple Parent Holdings Corp., KGM's parent company, from March 2016 until July 2018. Mr. Pleuhs currently serves as Executive Vice President & General Counsel of Mondelēz, assuming the role at Kraft Foods Inc. (“Kraft”), Mondelēz's predecessor company, in 2012 and as of May 2019 serves as Executive Vice President, Corporate & Legal Affairs and General Counsel. In this role, Mr. Pleuhs has global oversight of the legal and compliance and corporate and government affairs functions. Mr. Pleuhs previously held several predominantly legal leadership positions at Kraft at corporate, regional and local business levels in developing and emerging markets. He currently also serves as a Director of Jacobs Douwe Egberts. He began his career at Jacobs Kaffee Deutschland GmbH, prior to its acquisition by Altria Group, Inc. Mr. Pleuhs has a law degree from the University in Kiel.
Mr. Pleuhs brings to our Board significant experience working with global brands in the consumer products industry and overseeing transformational mergers and integration, supplemented by extensive international legal and transactional experience, as well as expertise in corporate governance issues, policies and best practices.

Fabien Simon
Mr. Simon, age 48, has served as one of our directors since January 2019. Mr. Simon became a Partner and Chief Financial Offer of JAB Holding Company in January 2019. He also serves as a Director of Jacobs Douwe Egberts, Peet’s Coffee & Tea, Inc. and Krispy Kreme Doughnuts, Inc. Before joining JAB, Mr. Simon served as Chief Financial Officer of Jacobs Douwe Egberts from 2014 to 2018. Prior to that role, Mr. Simon spent 14 years at Mars, Inc. in multiple finance and business transformation positions, including Corporate Finance Staff Officer and Chief Financial Officer for Asia-Pacific, and European Vice President and Chief Financial Officer for Pet-Care. He began his career in 1993 at VALEO Group, where he held multiple management roles, including Finance Director. Mr. Simon has a MS in Finance & Accounting (MSTCF) from the UPJV - University of Picardy Jules Verne, and a national certificate of Finance and Accounting (DECF).
Mr. Simon has extensive senior level executive leadership experience in financial positions, substantial management experience, and financial acumen developed from his career in various finance roles. In addition, Mr. Simon has significant experience in the consumer packaged goods and coffee industries.
Robert Singer
Mr. Singer, age 68, has served as one of our directors since July 2018, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and served as a director of Mead Johnson Nutrition from 2009 to June 2017. He has served on the board of Coty, Inc. since 2010, where he currently serves as the Chair of the Audit and Finance Committee. He also serves as a director and chair of the audit committees of Tiffany & Co. since 2012, and Panera Bread Company since September 2017 and provides similar services to certain private companies affiliated with JAB Holding Company. Mr. Singer served as a senior advisor to CCMP Capital Advisors, LLC from 2011 to January 2016. He also served as Chairman of the audit committee of Jimmy Choo PLC from September 2014 to 2017. He received a BA degree from Johns Hopkins University, a MA degree in Comparative Literature from University of California, Irvine and graduated from New York University with a MS in Accounting.
Mr. Singer, the Chairman of the Audit Committee, has extensive operating, financial and executive experience as a former chief executive officer, financial acumen developed through his extensive executive experience, consumer product company experience and significant public company board experience (including audit chair experience). He has been designated by the RemCo as an audit committee financial expert under SEC regulations.
Dirk Van de Put
Mr. Van de Put, age 59, has served as a director since July 2018. Mr. Van de Put currently serves as Chief Executive Officer and a director of Mondelēz, positions that he has held since November 2017, and as Chair of the Board of Mondelēz, a position he has held since April 2018. He previously served as President and Chief Executive Officer of McCain Foods Limited from July 2011 to September 2017, and as its Chief Operating Officer from May 2010 until July 2011. Mr. Van de Put also previously served in global and international leadership roles at Novartis Inc., including as President of the Global OTC Division from 2009 to 2010, and in a variety of roles at Groupe Danone from 1998 to 2009, including as President of the Americas Division and joint President of the Fresh Dairy Division. He began his career in sales and marketing at Mars, Inc., before joining The Coca-Cola Company where he became President of Coca-Cola Caribbean. Mr. Van de Put holds a doctorate in veterinary medicine from the University of Ghent, Belgium, and a post-graduate degree in marketing and management.
Mr. Van de Put has extensive senior level executive leadership experience in business and commercial operations in both emerging and developed markets. Mr. Van de Put has extensive leadership experience, including 30 years of experience in the food and consumer package goods industry. Mr. Van de Put has significant public company board experience.

Larry D. Young
Mr. Young, age 65, has served as one of our directors since 2007. Mr. Young served as our President and Chief Executive Officer from October 2007 until the closing of the DPS Merger in July 2018. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of Cadbury Schweppes Americas Beverages. Mr. Young joined Cadbury Schweppes Americas Beverages as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. He had served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group since 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.
Mr. Young has extensive senior level executive experience as our former Chief Executive Officer, over 40 years of experience in the beverage industry and substantial sales and marketing experience.
The Board unanimously recommends that KDP stockholders vote “FOR” each of the director nominees listed in the election proposal.
DIRECTOR COMPENSATION
Non-Employee Director Compensation
Non-employee directors receive compensation from us for their services on the Board and its committees. Mr. Gamgort, our only executive director, does not receive compensation for his services as a director.
Following the closing of the DPS Merger, we established the following compensation program for our non-employee directors: an annual cash retainer of $100,000 (paid quarterly in arrears) and an annual equity award of KDP restricted stock units (“RSUs”) with a value of $160,000. In addition, the chair of the Audit Committee and the chair of the RemCo each receive an additional cash retainer in the amount of $30,000 annually (paid quarterly in arrears).
Prior to his January 2019 resignation, our former Chairman of the Board, Mr. Becht, who was a non-employee director, was entitled to an annual cash retainer of $400,000 (paid quarterly in arrears) and an annual equity award of KDP RSUs with a value of $300,000.
All of the RSUs granted to directors vest five years from the date of grant.

Director compensation paid in our fiscal year ended December 31, 2019 was as follows:
Non-Employee Directors Compensation for Fiscal 2019

NAME	FEES EARNED OR PAID IN CASH($)(1)	STOCK AWARDS($)(2)(3)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL($)
Lambertus Becht(4)	100,000	—	—	—	—	—	100,000
Olivier Goudet	100,000	160,000	—	—	—	—	260,000
Peter Harf	130,000	160,000	—	—	—	—	290,000
Genevieve Hovde(5)	100,000	160,000	—	—	—	—	260,000
Anna-Lena Kamenetzky	100,000	160,000	—	—	—	—	260,000
Paul S. Michaels	100,000	160,000	—	—	—	—	260,000
Pamela H. Patsley	100,000	160,000	—	—	—	—	260,000
Gerhard Pleuhs(6)	100,000	160,000	—	—	—	—	260,000
Fabien Simon(7)	100,000	160,000	—	—	—	—	260,000
Robert Singer	130,000	160,000	—	—	—	—	290,000
Dirk Van de Put(8)	100,000	160,000	—	—	—	—	260,000
Larry D. Young(9)	100,000	160,000	—	—	—	—	260,000

(1)	The amounts reported in this column reflect cash retainers paid in 2019. The directors are paid their cash retainers quarterly in arrears.

(2)
The amounts reported in this column reflect the grant date fair value associated with each respective director’s RSUs granted under the Omnibus Stock Incentive Plan of 2009 computed in accordance with FASB ASC Topic 718. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)	The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2019. All of these awards vest five years from their respective grant dates.

NAME	KDP RSUs
Lambertus Becht	0
Olivier Goudet	12,774
Peter Harf	12,774
Genevieve Hovde	12,774
Anna-Lena Kamenetzky	12,774
Paul S. Michaels	12,774
Pamela H. Patsley	12,774
Gerhard Pleuhs	12,774
Fabien Simon	6,631
Robert Singer	12,774
Dirk Van de Put	12,774
Larry D. Young	12,774

(4)	Mr. Becht resigned from the Board on January 12, 2019. From July 9, 2018 until January 12, 2019, Mr. Becht served as Chairman of the Board.

(5)
Ms. Hovde is a Partner of BDT & Company. Ms. Hovde has agreed that she will not receive any separate compensation for serving as a director of KDP and will transfer to BDT Capital Partners any director compensation she receives from KDP, including any awards made pursuant to grants of RSUs. Ms. Hovde disclaims beneficial ownership of such RSUs except to the extent of her pecuniary interests therein.

(6)
Mr. Pleuhs is an officer of Mondelēz and serves on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Pleuhs has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz any director compensation he receives from KDP, including any awards made pursuant to grants of RSUs. Mr. Pleuhs disclaims beneficial ownership of such RSUs except to the extent of his pecuniary interests therein.

(7)	Mr. Simon joined the Board on January 12, 2019, replacing the vacancy created by Mr. Becht following his resignation.

(8)
Mr. Van de Put is an officer of Mondelēz and serves on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Van de Put has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz any director compensation he receives from KDP, including any awards made pursuant to grants of RSUs. Mr. Van de Put disclaims beneficial ownership of such restricted stock units except to the extent of his pecuniary interests therein.

(9)
Mr. Young served as our Chief Executive Officer and President until July 9, 2018, at which time he resigned from that position in connection with the DPS Merger, but continued to serve on the Board. The “Non-Employee Directors Compensation for Fiscal 2018” table only reflects compensation received by Mr. Young in respect of his service as a non-employee director following the DPS Merger in 2018.

Based on a study performed by Pearl Meyer, the total non-employee director compensation program for 2019 approximates our compensation peer group median.
There is currently no stock ownership requirement for our non-employee directors.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
Other than Mr. Gamgort, who is the Chairman of the Board and whose business experience is summarized under “Proposal 1 – Election of Directors” on page 16, the following is a summary of the business experience of our executive officers (ages are as of the date of the annual meeting):
James L. Baldwin, Chief Legal Officer, General Counsel and Secretary, age 59, has served as our Chief Legal Officer, General Counsel and Secretary since July 2018. Prior to that Mr. Baldwin served as our Executive Vice President, General Counsel and Secretary since Dr Pepper Snapple Group, Inc.’s spin-off in May 2008. From July 2003 to May 2008, he served as Executive Vice President and General Counsel of Cadbury Schweppes Americas Beverages. From June 2002 to July 2003, he served as Senior Vice President and General Counsel of Dr Pepper/Seven Up, Inc., from August 1998 to June 2002 as General Counsel of Mott’s LLP and from March 1997 to August 1998 as Vice President and Assistant General Counsel of Dr Pepper/Seven Up, Inc. Mr. Baldwin graduated cum laude with a BA in English from Washington & Lee University and earned his JD from Southern Methodist University.
Fernando Cortes, Chief Supply Chain Officer, age 44, has served as our Chief Supply Chain Officer since July 2018. Prior to that position he was most recently our Executive Vice President of Supply Chain, having first joined the Company in 2003. During his tenure at the Company, Mr. Cortes has held a variety of progressive leadership roles across Supply Chain and Operations. Mr. Cortes began his career with Procter & Gamble in Latin America, holding different positions in product supply and manufacturing plant operations. He received a bachelor’s degree in Industrial Engineering from Universidad Iberoamericana, Mexico City, and his MBA from Instituto Tecnológico Autónomo de México.
Mary Beth DeNooyer, Chief Human Resources Officer, age 49, has served as our Chief Human Resources Officer since July 8, 2019. Prior to joining the Company, Ms. DeNooyer served as Executive Vice President and Chief Human Resources Officer at Pinnacle Foods Inc. from June 2013 through January 2019. From April 2011 through June 2012, Ms. DeNooyer served as Senior Vice President and Chief Human Resources Officer for the division of Sara Lee which was spun-off as Hillshire Brands. From March 2010 to June 2012, Ms. DeNooyer served as Senior Vice President, Compensation and Benefits at Sara Lee. Ms. DeNooyer held Human Resources leadership positions at The Pepsi Bottling Group from 1998 to 2010 and General Mills from 1994 to 1998. Ms. DeNooyer holds a Bachelor’s Degree in Business Administration from Drexel University and a Master’s Degree in Industrial and Labor Relations from Cornell University.
Ozan Dokmecioglu, Chief Financial Officer, age 48, has served as our Chief Financial Officer since July 2018. Prior to the DPS Merger Mr. Dokmecioglu served as the Chief Financial Officer of KGM beginning in May 2016. Mr. Dokmecioglu joined KGM from Kellogg Inc. (or "Kellogg"), where he served from 2012 until 2016 in the positions of Vice President Finance, Chief Financial Officer North America and as Vice President Finance, Chief Financial Officer Europe. Before joining Kellogg in 2012, Mr. Dokmecioglu built his career in finance leadership roles in the US, Europe, and Middle East with Kraft Foods Inc., Cargill Inc. and Arthur Andersen. Mr. Dokmecioglu holds a BS in Business Administration from the Middle East Technical University in Ankara, Turkey, and a certificate in Project Investment and Appraisal Management from Harvard University.
Herbert (Derek) Hopkins, Chief Commercial Officer, age 51, has served as our Chief Commercial Officer since July 2018. Prior to the DPS Merger, he was most recently Chief Integration Officer from February 2018 until July 2018, leading the DPS Merger and, prior to that, was President of KGM's U.S. business from 2015 until 2018. Prior to joining KGM in 2015, Mr. Hopkins spent 25 years in the beverage industry across the US, Canada and Europe. He has held a number of commercial, marketing and general management roles for companies including Bacardi Limited, The Coca-Cola Company, Anheuser-Busch InBev SA/NV, and Guinness Diageo. Mr. Hopkins holds a BBA from Texas Wesleyan University and has completed an Advanced Management Programs with INSEAD in Fontainebleau, France and The Wharton School of Business.

Mauricio Leyva Arboleda, President, International & Business Development, age 49, has served as our President, International & Business Development since March 2020. Prior to joining KDP, Mr. Arboleda served as a partner of JAB from January 2020 until March 2020. Prior to joining JAB, Mr. Leyva was the Chief Executive Officer of Grupo LALA, S.A.B. de C.V., a Mexican Company, and leading dairy company from September 2018 through December 2019. Mr. Arboleda served in various positions of increasing responsibility at AB InBev N.V. from 2005 until 2018, including most recently as Chief Executive Officer of Grupo Modelo, an affiliate of AB InBev N.V. Mr. Arboleda has spent 25 years building a successful career as a senior executive for various companies across the globe, specializing in beverages. Mr. Arboleda holds a diploma of International Management from the ICN Postgraduate Business School at the University of Nancy, France. Mr. Arboleda graduated with Honors in Commerce with a BA from the University of Los Andes in Colombia, and completed an advanced management and leadership program with the Said Business School at the University of Oxford in England.
Brian (Andrew) Loucks, President, Keurig Appliances, age 44, has served as President of Keurig Appliances since July 2018. Prior to the DPS Merger, he served as the Senior Vice President, Beverage Brands from 2017 until 2018 for KGM as well as serving as the interim President of the Keurig US Commercial business prior to the DPS Merger from February 2018 until July 2018. Prior to joining KGM in 2017, he held several leadership roles throughout North America beginning in 2002 at the Kellogg Company, including Vice President Marketing & Innovation and President, U.S. Frozen Foods, and Mr. Loucks was a member of the Global and North American Leadership Team. Prior to joining Kellogg in 2002, Mr. Loucks spent several years working in various sales and marketing roles within Unilever across food, personal care and home care categories. Mr. Loucks currently serves as a director of Lifefuels, Inc., a private smart water bottle company. Mr. Loucks completed his studies in business administration at Wilfrid Laurier University in Waterloo, Canada and more recently completed the General Manager/Country Manager Executive Program at Harvard Business School.
Maria Sceppaguercio, Chief Corporate Affairs Officer, age 58, has served as our Chief Corporate Affairs Officer since July 2018. Prior to the DPS Merger Ms. Sceppaguercio served as Senior Vice President, Investor Relations for KGM since joining in 2018. Prior to joining KGM, Ms. Sceppaguercio was Senior Vice President of Investor Relations for Pinnacle Foods, having built the award-winning investor relations function for the company following their initial public offering. Prior to Pinnacle Foods, Ms. Sceppaguercio held senior positions in finance, corporate communications and investor relations at Ann Taylor and Revlon, Inc. She began her career at Nabisco, where she held senior management positions in finance, strategic and business planning and investor relations during her 18-year tenure. Ms. Sceppaguercio holds an MBA from Seton Hall University and a BS in Business Administration from Montclair State University.
James R. Trebilcock, Chief Concentrate and International Officer, age 62, has served as our Chief Concentrate and International Officer since July 2018. Prior to the DPS Merger, Mr. Trebilcock served as our Chief Commercial Officer from January 2016 to July 2018. From September 2008 to January 2016 he served as our Executive Vice President, Marketing. From Dr Pepper Snapple Group Inc.’s spin-off in May 2008 to September 2008, Mr. Trebilcock served as our Senior Vice President — Marketing. From February 2003 to May 2008, Mr. Trebilcock served as the Senior Vice President — Consumer Marketing of Cadbury Schweppes Americas Beverages. Mr. Trebilcock held various positions in Cadbury Schweppes Americas Beverages and its predecessor businesses since July 1987. Mr. Trebilcock is a member of the Executive Committee of the American Beverage Association and the Cotton Bowl Classic, an advisor to the School of Hospitality at Michigan State University and serves as president of the Dr Pepper Dallas Cup. Mr. Trebilcock is a graduate of Michigan State University where he holds a BA and an MBA in marketing.

CERTAIN BENEFICIAL OWNERS OF KDP COMMON STOCK
The following table sets forth, as of April 27, 2020, the record date for the annual meeting, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803.

NAME	AMOUNT OF BENEFICIAL OWNERSHIP OF COMMON STOCK	PERCENT OF CLASS
BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
Maple Holdings B.V.(1)	908,745,095	64.56%
Mondelēz International Holdings LLC(2)	184,797,010	13.13%
DIRECTORS
Olivier Goudet	40,000	*
Peter Harf(3)	178,200	*
Genevieve Hovde(4)	—	*
Anna-Lena Kamenetzky	—	*
Paul S. Michaels(5)	193	*
Pamela Patsley	20,032	*
Gerhard Pleuhs(6)	—	*
Fabien Simon	—	*
Robert Singer	60,001	*
Dirk Van de Put(7)	—	*
Larry D. Young	767,220	*
NAMED EXECUTIVE OFFICERS
Fernando Cortes	130,541	*
Robert Gamgort	2,409,994	*
Mary Beth DeNooyer	109,000	*
Ozan Dokmecioglu(8)	1,060,397	*
Herbert (Derek) Hopkins	438,456	*
All other Executive Officers (5 persons)(9)	570,870	*
All Executive Officers and Directors as a Group (21 persons)(10)	5,784,904	*

*	Less than 1% of outstanding shares of Common Stock.

(1)
Based on a Schedule 13D/A filed by the stockholder with the SEC on March 9, 2020. Such stockholder has indicated that it beneficially owns  908,745,095 shares, and has shared voting and dispositive power with respect to  908,745,095 shares. Agnaten SE ("Agnaten") and Lucresca SE ("Lucresca"), each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. This amount does not include the 7,400,000 shares held directly by JAB Holdings B.V. Collectively, Maple Holdings B.V. and JAB Holdings B.V. hold 916,145,095 shares, or 65.09% of Common Stock as of the record date. Maple Holdings B.V. is a direct subsidiary of Acorn Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf and Olivier Goudet exercise voting and investment authority over the shares held by Maple Holdings B.V. Agnaten, Lucresca and Maple Holdings B.V. disclaim the existence of a "group" and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of Maple Holdings B.V. and JAB Holdings B.V. is Oosterdoksstraat 80, Amsterdam 1011DK, The Netherlands.

(2)
Based on a Schedule 13D/A filed by Mondelēz International, Inc. with the SEC on March 10, 2020. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz International, Inc. Such stockholder has indicated that it beneficially owns 184,797,010 shares, has shared voting and dispositive power with respect to 184,797,010 shares. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz. The address of such stockholder is Three Parkway North, Deerfield, Illinois 60015.

(3)	21,400 shares are held by Mr. Harf’s spouse, and 156,800 shares are held by HFS Holdings Sarl. Mr. Harf has a pecuniary interest in the shares.

(4)
Ms. Hovde is a Partner of BDT & Company. Ms. Hovde has agreed that she will not receive any separate compensation for serving as a director of KDP and will transfer to BDT Capital Partners any director compensation she receives from KDP, including any awards made pursuant to grants of RSUs. Ms. Hovde disclaims beneficial ownership of such RSUs except to the extent of her pecuniary interests therein.

(5)
114 shares are owned by the Paul S. Michaels 1994 Trust. Mr. Michaels has a pecuniary interest in the trust. 79 shares are owned by the Arthur Street LLC, a limited liability company in which Mr. Michaels has a pecuniary interest.

(6)
Mr. Pleuhs is an officer of Mondelēz and serves on the Board of Directors of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Pleuhs has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz any director compensation he receives from KDP, including any awards made pursuant to grants of restricted stock units. Mr. Pleuhs disclaims beneficial ownership of such restricted stock units except to the extent of his pecuniary interests therein.

(7)
Mr. Van de Put is an officer of Mondelēz International, Inc. and serves on the Board of Directors of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Van de Put has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz International any director compensation he receives from KDP, including any awards made pursuant to grants of restricted stock units. Mr. Van de Put disclaims beneficial ownership of such restricted stock units except to the extent of his pecuniary interests therein.

(8)
Includes 1,060,397 shares pledged to Morgan Stanley Private Bank, National Association, as the lending bank ("Morgan Stanley Private Bank"), by Mr. Dokmecioglu as security for margin loans and held by Morgan Stanley Private Bank for the benefit of Mr. Dokmecioglu. Morgan Stanley Private Bank is an affiliate of Morgan Stanley Smith Barney LLC, the record holder of the shares. Morgan Stanley Private Bank is a wholly owned subsidiary of the parent holding company, Morgan Stanley. Morgan Stanley and Morgan Stanley Smith Barney LLC may be deemed to beneficially own these shares. The address of this beneficial owner is 2000 Westchester Avenue, Purchase, NY 10577. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, NY 10036.

(9)
Includes 138,952.524 shares pledged to Morgan Stanley Private Bank by Mr. Loucks as security for margin loans and held by Morgan Stanley Private Bank for the benefit of Mr. Loucks. Morgan Stanley Private Bank is an affiliate of Morgan Stanley Smith Barney LLC, the record holder of the shares. Morgan Stanley Private Bank is a wholly owned subsidiary of the parent holding company, Morgan Stanley. Morgan Stanley and Morgan Stanley Smith Barney LLC may be deemed to beneficially own these shares. The address of this beneficial owner is 2000 Westchester Avenue, Purchase, NY 10577. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, NY 10036.

(10)
In addition to the 1,060,397 shares pledged by Mr. Dokmecioglu as described in footnote 8 to this table, includes a total of 138,952.524 shares pledged by Mr. Loucks as described in footnote 9 to this table. Each of Messrs. Harf, Goudet and Simon and Ms. Kamenetzky disclaim beneficial ownership in any shares held by Maple Holdings B.V. except to the extent of any pecuniary interest therein. Each of Messrs. Gerd and Van de Put disclaim beneficial ownership in any shares held by Mondelēz except to the extent of any pecuniary interest therein.

PROPOSAL 2 — APPROVAL OF THE AUDITOR RATIFICATION PROPOSAL
Deloitte has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2020, subject to ratification by our stockholders. Deloitte has served as the independent registered public accounting firm of DPS since 2006 and Maple since 2016, and has continued to serve as the independent registered public accounting firm of KDP since the closing of the DPS Merger. A representative of Deloitte is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the appointment of Deloitte as our registered independent public accounting firm as a matter of good corporate governance, even though ratification is not required by our Amended and Restated By-Laws, other governing documents or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte as our independent registered public accounting firm for fiscal year 2020. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2020 if it is determined that such a change would be in the best interests of KDP and its stockholders.
The Board unanimously recommends that KDP’s stockholders vote “FOR” the auditor ratification proposal.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in 000’s)	2019	2018
Audit Fees(1)	$6,967	$8,222
Audit-Related Fees (2)	93	—
Tax Fees(3)	1,532	125
All Other Fees	2	397
Total Fees	$8,594	$8,744

(1)
These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts primarily represent fees of Deloitte for pre-implementation controls review in 2019.

(3)	These amounts represent fees of Deloitte for professional services related to tax compliance in 2019 and tax planning and tax advice in 2018.
The Audit Committee approved all of our independent registered public accounting firm’s audit engagements for our fiscal year ended December 31, 2019. All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in the Audit Committee Charter, available on our website at www.keurigdrpepper.com under the Investors — Corporate Governance — Committee Charters — Audit Committee Charter captions.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised of Mr. Singer (Chair), Mr. Michaels and Ms. Patsley. All of the Audit Committee members are “independent,” as defined in the current NYSE listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Mr. Michaels and Ms. Patsley meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.
The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the quality and integrity of KDP’s financial statements and related disclosures (including the quality, adequacy and effectiveness of our internal controls), KDP’s compliance with all legal and regulatory requirements, and the independent registered public accountant’s performance, qualifications and independence.
Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed KDP’s financial statements with management and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.
The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2019, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing of KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.
The Audit Committee has reviewed and discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, and other matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. Deloitte has delivered to the Audit Committee (i) the written disclosures and the letter required by the PCAOB AS 1301: Communications with Audit Committees and (ii) the communication required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and informed the Audit Committee that, with respect to KDP, it is independent under the SEC rules and the independence requirements of the PCAOB. The Audit Committee has discussed with Deloitte the written disclosures and the letter regarding their independence.
Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020.

Submitted by the Audit Committee of the Board:

Robert Singer (Chair)
Paul S. Michaels
Pamela H. Patsley

PROPOSAL 3 — APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our Named Executive Officers (“NEOs”). Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) and the tables and text following the CD&A.
We are committed to aligning executive compensation with KDP performance and increasing long-term stockholder value, and believe that our compensation program is competitive, stimulates business growth through long-term incentives, and further aligns the executives’ interests with those of the Company’s stockholders. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.
Resolution
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to KDP’s NEOs with respect to 2019, as disclosed pursuant to the compensation disclosure rules and regulations of the SEC, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”
Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions.
The Board unanimously recommends that KDP’s stockholders vote “FOR” the 2019 compensation proposal.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy & Objectives
The overriding objective of our compensation programs for our Named Executive Officers is to encourage, reinforce and reward delivery of stockholder value.
NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program. We also provide certain benefits and perquisites in line with general practice. Variable pay under our STIP, LTIP and Elite Investment Program has been and will continue to be the most significant element of our NEO compensation program.
Competitive Compensation
Our compensation program for our NEOs is designed to compensate them competitively to ensure that we attract and retain the right talent to deliver stockholder value. We generally review and consider the 50th percentile market pay level when assessing executive compensation, but pay decisions are based on a more comprehensive set of considerations such as company performance, individual executive performance, experience, and internal equity. We benchmark our compensation against a peer group of companies with whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below.
Short-Term Variable, Performance-Based Pay
The STIP is a key component of the compensation program for our NEOs. Our STIP is designed to stimulate achievement of business results by linking performance-based annual cash incentives, up to a pre-established maximum amount, to the achievement of various performance targets described herein. These targets represent key business objectives that we believe drive Company performance and stockholder value. We believe that setting these targets provides meaningful metrics, aligns the STIP with Company and divisional performance (through the use of the performance metrics described below), as applicable, and makes the administration of the STIP clear to its participants. We believe that the STIP encourages, reinforces and rewards delivery of stockholder value by linking annual cash awards with the achievement of quantifiable performance measures.
In 2019 target STIP awards for each NEO were calculated as a percentage of such NEO’s base salary and may be multiplied by a factor ranging from zero to 3.1 times such target award based on actual performance. 100% of the NEOs' STIP payout was based on the Company’s achievement with respect to defined financial performance criteria.

Long-Term Equity-Based Compensation
To balance incentives to achieve short-term and long-term success, the compensation program for our NEOs also includes long-term equity-based compensation under the LTIP. We closely align the interests of our NEOs with those of our stockholders through a compensation program which pays a significant portion of total compensation in the form of equity-based long-term incentives. Long-term equity-based compensation provides direct alignment between the interests of our NEOs and stockholders. Generally, annual equity-based awards granted in fiscal year 2019 have five-year cliff vesting tied to continued employment with the Company to help ensure long-term retention of key executive talent.
Investment Programs
We strongly believe in encouraging stock ownership by our NEOs. We have designed certain equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.
At the time of hire or promotion, executives are offered the opportunity to participate in our Elite Investment Program (“Elite” or “Investment Program”), with participation required for all executives at or above the Senior Vice President level. Executives are assigned a minimum and maximum investment level and then make an election to purchase shares of common stock of KDP (“KDP Common Stock”) at a specified ownership amount. The executive will then receive a matching award of restricted stock units (“Matching RSUs”) on a one-for-one basis corresponding to the number of shares elected to be purchased. These Matching RSUs generally have a five-year cliff vesting period tied to continued employment with the Company, and are subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her investment level of KDP Common Stock through the vesting date.
“Say-on-Pay” Advisory Vote on Executive Compensation
The annual Say-on-Pay vote at the annual meeting of stockholders that occurred on June 7, 2019 passed with approximately 97.4% of the votes cast (i.e., votes cast “for” or “against”) in favor of the resolution. The RemCo considers this to be a strong indicator of support for the Company’s historical executive compensation program generally. The RemCo believes that our current executive compensation program successfully aligns the interests of management with those of the stockholders.
We are committed to aligning executive compensation with KDP performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders. Following the vote at this year's annual meeting, the next “Say-on-Pay” vote will occur at our 2021 annual meeting of stockholders.
Executive Summary
Our Named Executive Officers
Our NEOs for fiscal 2019 are:

•	Robert Gamgort, Executive Chairman, President and Chief Executive Officer

•	Ozan Dokmecioglu, Chief Financial Officer

•	Herbert (Derek) Hopkins, Chief Commercial Officer

•	Fernando Cortes, Chief Supply Chain Officer

•	Mary Beth DeNooyer, Chief Human Resources Officer

Governance Highlights
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Significant stock ownership required. We strongly believe in encouraging stock ownership by our NEOs, and all NEOs of the Company participate in Elite. To retain incentive equity granted or purchased in Elite, each NEO must maintain the following minimum ownership of shares of KDP Common Stock until the underlying incentive equity vests: Mr. Gamgort must maintain a minimum ownership of shares of KDP Common Stock with a value equal to $25 million; Mr. Dokmecioglu must maintain a minimum ownership of shares of KDP Common Stock with a value equal to $11 million; each of Messers. Hopkins and Cortes must maintain a minimum ownership of shares of KDP Common Stock with a value equal to $3 million; and Ms. DeNooyer must maintain a minimum ownership of shares of KDP Common Stock with a value equal to $1.8 million.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to relocation expenses, are generally the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.
Incentives do not encourage excessive risk taking. In order to assess the risk inherent in the design of our compensation program, the RemCo regularly reviews our plans and programs. We continue to utilize multiple performance measures under the STIP to reduce the risk of over-concentration on a single business or financial metric. RSUs granted in 2019 generally have five-year cliff vesting tied to continued employment with the Company, which encourages focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.
No hedging. Under our insider trading policy, all employees (including officers) and members of the Board of Directors are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.
No backdating or repricing of equity awards, including stock options. While we currently are not utilizing stock options as part of our compensation mix, repricing of stock options and issuing stock options at below market exercise prices are strictly prohibited by our equity incentive plan and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.
Independent external experts engaged for executive compensation information. In 2019, RemCo engaged Pearl Meyer as its independent executive compensation consultant.
Perquisites. NEO perquisites are reasonable and do not represent a significant portion of each NEO’s total compensation.
Double-trigger equity award vesting upon a change of control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the LTIP and the Matching RSUs, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

Competitive Compensation and Peer Group Rationale
In 2019, the RemCo engaged Pearl Meyer to provide information regarding competitive compensation peer group and compensation benchmarking data for NEOs and executive-level positions, as well as information about market practices for equity compensation and plan governance. The RemCo assessed the independence of Pearl Meyer and concluded that Pearl Meyer is independent and no conflict of interest exists that would prevent Pearl Meyer from providing this information to the RemCo.
In establishing compensation for our NEOs, we consider the compensation practices of the Compensation Peer Group. When making executive pay decisions, the RemCo considers the pay levels for similar roles among the Compensation Peer Group companies. In doing so, the RemCo considers a total compensation range between the 50th and 75th percentile as reasonable given the highly performance-leveraged pay mix and stretch performance goals in place at KDP.
The RemCo periodically reviews the companies included in the Compensation Peer Group. The Compensation Peer Group includes the companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.
2019 Compensation Peer Group included the following companies:

Nestle S.A	Danone SA
The Procter & Gamble Company	Kellogg Company
PepsiCo, Inc.	Reckitt Benckiser Group plc
Anheuser-Busch InBev SA/NV	Diageo plc
Unilever PLC	Campbell Soup Company
The Coca-Cola Company	The Hershey Company
Mondelēz International, Inc.	McCormick & Company, Incorporated
The Kraft Heinz Company	Chocoladenfabriken Lindt & Sprungli AG
Compensation elements from the Compensation Peer Group are then regressed to size-adjust the data to reflect the relative revenue scope of the NEOs as compared to the Compensation Peer Group. The RemCo supplements the Compensation Peer Group data with Published Survey Data. The RemCo believes that using both the relative size-adjusted Compensation Peer Group and Published Survey Data provides a balanced approach to attract and retain highly talented employees.
Pearl Meyer reports directly to the RemCo, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and may reflect factors and considerations other than the information provided by Pearl Meyer.

Elements of Compensation
The 2019 executive compensation program applicable to the NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary	Compensation Peer Group analysis, adjusted from time to time to ensure market competitiveness	Cash	Except with respect to their own compensation, the Chief Human Resources Officer (“CHRO”) and the CEO recommend and the RemCo approves.
Annual Incentive	Collective performance as defined by the STIP metrics applicable to each NEO	Cash
Except with respect to their own compensation, the CHRO and the CEO recommend, and the RemCo approves: (i) NEO participation in the annual incentive program and (ii) corporate metrics. The RemCo determines performance against corporate metrics.

Long-Term Incentive	Compensation Peer Group analysis adjusted to reflect the total pool size	RSUs that cliff-vest five years from the date of grant	Except with respect to their own compensation, the CHRO and the CEO recommend target grant levels for each NEO, and the RemCo approves target grant levels.
Investment Program	NEO investment in Common Stock
Matching RSUs generally vest five years from the date of grant. Each award is subject to the NEO’s continuing employment with the Company and subject to full or partial forfeiture in the event that the NEO does not achieve and maintain a minimum level of KDP Common Stock ownership
Except with respect to their own compensation, the CHRO and the CEO recommend, and the RemCo approves target investment levels for each NEO.
Benefits and Perquisites	Constitute a minor portion of compensation while maximizing executives' focus on company operations
Base Salary

We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary did not account for more than 25% of any NEO’s fiscal year 2019 actual total direct compensation on an annualized basis.

Salary levels are typically set and reviewed periodically by the RemCo. Any salary increases are approved by the RemCo after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RemCo considers external market conditions in addition to total direct compensation targets and personal performance. On June 1, 2019, the RemCo approved a base salary increase of $75,000 for Mr. Hopkins in recognition of his increased duties in assuming responsibility for both our Direct Store Delivery and Commercial businesses. No other NEO received a base salary increase during fiscal year 2019. Each NEO’s base salary for fiscal year 2019 was as follows:

NEO	Base Salary
Robert J. Gamgort	$1,500,000
Ozan Dokmecioglu	$800,000
Herbert (Derek) Hopkins	$625,000
Fernando Cortes	$500,000
Mary Beth DeNooyer	$500,000

Annual Incentive Compensation
Below is a summary of KDP's annual incentive program in 2019:
Plan Design
2019 STIP period ran from January to December 2019 and was based on KDP performance compared to the prior fiscal year for three metrics: Growth (measured as net sales); Profit (measured as Adjusted Operating Income (“OI”)); and Cash (measured as net working capital). At the beginning of 2019, award targets were assigned by the RemCo to each of our NEOs and the corporate performance levels were determined for each metric: “Unacceptable,” “Marginal,” “Acceptable,” “Good” (Target), “Very Good,” and “Excellent.” If performance was at or below the Unacceptable level for the profit metric, the entire bonus payout would be zero. Performance results for each metric were multiplied together to determine the final payout.

			KDP 2019 STIP Metric Category(1)
	Target as % of Base Salary	Payout Opportunity	Growth (Net Sales)	Profit (Operating Income)	Net Working Capital
NEO			Goal at "Good"	Goal at "Good"	Goal at "Good"
Robert Gamgort	150%	0%-310%	2.0% Growth	10.0% Growth	500 bps
Ozan Dokmecioglu	80%
Herbert (Derek) Hopkins	80%
Fernando Cortes	80%
Mary Beth DeNooyer	70%

(1)	All goals are based on growth / improvement over previous fiscal year.
Evaluation and Payment
Performance was measured against Adjusted pro forma net sales, Adjusted pro forma operating income and net working capital results for the year ended December 31, 2018.

	KDP 2019 STIP Payout Multiple
Metric	Unacceptable	Marginal	Acceptable	Good	Very Good	Excellent
Growth	0.70	0.80	0.90	1.00	1.28	1.57
Profit	0.00	0.33	0.67	1.00	1.28	1.57
Net Working Capital	0.30	0.53	0.77	1.00	1.13	1.26

KDP 2019 STIP awards were calculated and paid in March 2020 after the end of the fiscal year, in a single payment (net of any taxes withheld). Performance results were converted to “payout multipliers” (interpolating between each award level, as appropriate) for each metric, and then multiplied together to determine the final payout multiplier of 0.91.

		KDP 2019 STIP Metric Category
	Target as % of Base Salary	Growth (Net Sales)	Profit (OI)	Net Working Capital	Total Payout Multiplier	KDP 2019 STIP Total Payout ($)
NEO		Result (Unacceptable)	Result (Good)	Result (Excellent)
Robert Gamgort	150%	0.9% Growth (Payout multiplier: 0.70)	10.3% Growth (Payout multiplier: 1.04)	788 bps (Payout multiplier: 1.26)	0.91	$2,047,500
Ozan Dokmecioglu	80%				0.91	$618,800
Herbert (Derek) Hopkins(1)	80%				0.91	$432,412
Fernando Cortes	80%				0.91	$364,000
Mary Beth DeNooyer(2)	70%				0.91	$154,451

(1)	Mr. Hopkins' bonus was pro-rated to reflect a salary change in 2019.

(2)	Ms. DeNooyer joined the Company on July 8, 2019 and her bonus reflects a pro-rated amount for the portion of 2019 during which she was employed by the Company.
Long-Term Incentive Compensation Awards
We strongly believe in encouraging stock ownership by our NEOs. We have designed certain equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.

We believe equity awards further focus our executives on increasing stockholder value. Annual equity awards under the LTIP and Matching RSUs have generally been subject to five-year cliff vesting tied to continued employment with the Company. Matching RSUs under Elite are also subject to attaining ownership of a minimum amount of KDP Common Stock by the end of the applicable investment period. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them an ownership stake in our future growth and financial success. The programs also provide a direct link between the interests of our stockholders and our NEOs and other eligible leadership employees.
Annual Equity Awards under the LTIP
Awards under the LTIP recognize strong collective financial performance and align each NEO’s interests with our organizational goals and our stockholders’ long-term financial interests. Annual long-term equity awards granted under the LTIP are generally awarded in March.
Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information on our long-term equity program and actual awards granted in fiscal 2019.

Investment Programs
The primary way we encourage stock ownership by our NEOs and executives is through participation in Elite. Under Elite, certain executives commit to a certain level of investment (within a minimum and maximum range) in KDP Common Stock (the “Commitment Amount”) according to their job level and business scope (the “Investment Target Range”). The opportunity to participate in Elite is a one-time opportunity upon achieving eligibility, although participants who experience a promotion into a higher level of the Elite program are given an opportunity to increase their investment to the level commensurate with their new title. For each share of KDP Common Stock purchased (each, an “Elite Share”) up to the Commitment Amount, the executive receives one Matching RSU, which award is made upon the executive’s entry into Elite and is subject to a five-year cliff vesting period, further subject to the executive’s ongoing employment with the Company and the ongoing ownership of the Commitment Amount. Each executive typically has a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount. At the end of the Investment Period, if the executive has purchased Elite Shares equivalent to his or her Commitment Amount, and continues to hold the Elite Shares for the remainder of the vesting period, the executive will retain (and is eligible to vest in), the full number of Matching RSUs awarded. However, if the executive has achieved less than the minimum of his or her Investment Target Range, all Matching RSUs are immediately canceled and forfeited. If the executive has achieved at least the minimum of his or her Investment Target Range but less than their Commitment Amount, Matching RSUs are reduced to match the actual investment level with the balance immediately canceled and forfeited.
In 2019, Ms. DeNooyer was offered the opportunity and participated in Elite upon joining the company, receiving a grant of Matching RSUs with a value of $3,000,000 to match her Commitment Amount. Messrs. Gamgort, Dokmecioglu, Hopkins and Cortes previously participated in Elite and were therefore not eligible to participate in 2019.
When benchmarking the value of long-term incentive awards as part of our executives’ compensation, the RemCo takes into account twenty percent (20%) of the Matching RSUs awarded to such executive.
Additional payments for certain NEOs
At the time of her hire, Ms. DeNooyer received a one-time cash sign-on bonus of $2,000,000 (gross of any taxes withheld) intended as an inducement to join the company. In the event that Ms. DeNooyer resigns from or is terminated for cause by KDP prior to the third-anniversary of her date of hire, this sign-on bonus is repayable to KDP such that 100% is repayable if she were to leave prior to her first anniversary, 66.7% is repayable if she were to leave between her first and second anniversaries and 33.3% is repayable if she were to leave between her second and third anniversaries.
Other Benefits and Perquisites
General

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.
Perquisites

We provide NEOs with reasonable perquisites on an individual basis. Prior to the DPS Merger, these perquisites had included a car allowance, service allowance, executive disability, and executive physical, all of which were eliminated in 2019 as part of the Company's compensation philosophy following the DPS Merger. Perquisites generally do not make up a significant part of each NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.
Retirement Plans
We provide retirement benefits to our NEOs through our legacy retirement plans, as further described in “--Pensions.”
Potential Payments upon Termination of Employment

The employment agreements for Messrs. Gamgort and Dokmecioglu, and our compensation plans, provide for certain payments and incremental benefits if a NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “-Potential Payments upon Termination or Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limit of $1 million per person on the corporate tax deduction for compensation paid by a company to certain of its executive officers. An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018, as described below.

The Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017, substantially modifies Section 162(m) of the Code by, among other things, eliminating the performance-based exception to the $1 million deduction limit, effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to our NEOs in excess of $1 million generally became nondeductible, whether or not it is performance-based. The RemCo will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible. The Tax Cuts and Jobs Act of 2017 also includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the RemCo may avail itself of the transition rule.

Generally under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.
REPORT OF THE REMUNERATION AND NOMINATION COMMITTEE
In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee
Peter Harf, Chair Genevieve Hovde Paul Michaels Dirk Van de Put

Historical Executive Compensation Information
The executive compensation disclosure contained in this section reflects compensation information for 2019 for our NEOs.
Summary Compensation Table
The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2019 and 2018. None of these individuals were NEOs of the Company in 2017.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Award	Non-Equity Incentive Plan Compensation(3)	Change In Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Robert J. Gamgort Executive Chairman, President & CEO	2019	$1,500,000	$—	$5,500,015	$—	$2,047,500	$—	$157,406	$9,204,921
	2018	721,154	—	—	—	3,496,875	—	29,403	4,247,432
Ozan Dokmecioglu Chief Financial Officer	2019	848,077	—	2,600,024	—	618,800	—	42,321	4,109,222
	2018	384,615	—	2,600,009	—	1,193,600	—	4,195	4,182,419
Herbert (Derek) Hopkins(5) Chief Commercial Officer	2019	589,423	—	1,500,011	—	432,412	—	13,507	2,535,353
Fernando Cortes(6) Chief Supply Chain Officer	2019	500,000	—	1,500,011	—	364,000	—	79,895	2,443,906
Mary Beth DeNooyer(7) Chief Human Resources Officer	2019	221,154	2,000,000	3,400,028	—	154,451	—	12,253	5,787,886

(1)	For Ms. DeNooyer, the bonus amount includes a sign on bonus paid August 2, 2019 intended as an inducement to join the company.

(2)
The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs to each of the NEOs. For Ms. DeNooyer, the amounts reported in the Stock Awards column include the grant date fair value of the Matching RSUs she received on September 13, 2019 pursuant to the Elite program. Awards pursuant to the Elite program were issued, in this case, pursuant to the NEO attaining a minimum ownership level in shares of KDP Common Stock by September 13, 2019. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 9 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2019 Form 10-K. For further information on the stock awards granted in fiscal year 2019, see “—Grants of Plan-Based Awards” beginning on page 39.

(3)	The amounts reporting in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by by each NEO for the KDP 2019 STIP.

(4)
Amounts reported in the All Other Compensation column reflect other compensation for each NEO, including, but not limited to: (i) a one-time discretionary bonus intended as a transition payment for the elimination of certain executive perquisite programs, (ii) the cost of personal use of aircraft, (iii) relocation assistance, and (iv) amounts contributed by the Company to tax-qualified defined contributions plans and non-tax qualified contribution plans. See the table below under “All Other Compensation” for additional details around these amounts.

(5)	Mr. Hopkins became a NEO in 2019. In accordance with the SEC disclosure requirements, Mr. Hopkins’ compensation disclosure is provided only for the year in which he was a NEO.

(6)	Mr. Cortes became a NEO in 2019. In accordance with the SEC disclosure requirements, Mr. Cortes’ compensation disclosure is provided only for the year in which he was a NEO.

(7)	Ms. DeNooyer became a NEO in 2019. In accordance with the SEC disclosure requirements, Ms. DeNooyer’s compensation disclosure is provided only for the year in which she was a NEO.

“All Other Compensation” for fiscal year 2019 is summarized as follows:

Name	Service Allowance(a)	Corporate Aircraft(b)	Relocation Assistance(c)	Company Contributions(d)
Robert J. Gamgort	$—	$10,588	$133,986	$12,832
Ozan Dokmecioglu	—	388	28,633	13,300
Herbert (Derek) Hopkins	—	2,307	—	11,200
Fernando Cortes	42,100	—	—	37,795
Mary Beth DeNooyer	—	—	12,253	—

(a)
Mr. Cortes received a one-time cash payment as a final payment for legacy executive perquisites, which were eliminated in 2019. These perquisites included auto allowance, executive service allowance, and executive physical.

(b)
For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded.

(c)	Includes the cost of relocation assistance benefits, including the gross-up for taxes to be paid by the NEO, provided to Messrs. Gamgort and Dokmecioglu and Ms. DeNooyer.

(d)	The amounts reported in the Company Contributions column represent our contributions to the tax-qualified defined contribution plans and non-tax qualified defined contribution plans.
Grants of Plan-Based Awards
The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2019. For a discussion of the material terms of these awards, see "Compensation Discussion and Analysis" beginning on page 29.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert J. Gamgort		—	2,250,000	6,975,000
	3/4/2019				211,133	5,500,015
Ozan Dokmecioglu		—	680,000	2,108,000
	3/4/2019				99,809	2,600,024
Herbert (Derek) Hopkins		—	464,822	1,440,948
	3/4/2019				57,582	1,500,011
Fernando Cortes		—	400,000	1,240,000
	3/4/2019				57,582	1,500,011
Mary Beth DeNooyer		—	169,726	526,151
	9/13/2019				14,520	400,026
	9/13/2019				108,893	3,000,002

(1)
The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs in fiscal year 2019 under the 2019 KDP STIP Plan, subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Represents the number of shares subject to RSU awards made in fiscal year 2019. The RSU awards granted on March 4, 2019 to Messrs. Gamgort, Dokmecioglu, Hopkins and Cortes vest five years from the grant date. Ms. DeNooyer was granted a pro-rated annual LTI award of RSUs and an Elite Matching RSU award, both of which were granted on September 13, 2019 and vest five years from the grant date.

Outstanding Equity Awards
The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2019. All such awards relate to shares of our common stock.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#): Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexersized Unearned Options	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1), (2)
Robert J. Gamgort	9/15/2016						2,409,995	69,769,355
	9/15/2016						530,199	15,349,261
	9/15/2016						530,199	15,349,261
	7/2/2018						248,808	7,202,992
	7/2/2018						248,808	7,202,992
	3/4/2019						211,133	6,112,300
Ozan Dokmecioglu	9/15/2016						1,060,398	30,698,522
	9/15/2016						250,640	7,256,028
	9/15/2016						250,640	7,256,028
	8/24/2018						111,159	3,218,053
	3/4/2019						99,809	2,889,471
Herbert (Derek) Hopkins	9/15/2016						289,200	8,372,340
	9/15/2016						144,600	4,186,170
	9/15/2016						144,600	4,186,170
	3/9/2017						108,257	3,134,040
	8/24/2018						64,130	1,856,564
	3/4/2019						57,582	1,666,999
Fernando Cortes	3/2/2017	37,452			15.23	3/2/2027		—
	9/13/2018						130,435	3,776,093
	3/4/2019						57,582	1,666,999
Mary Beth DeNooyer	9/13/2019						14,520	420,354
	9/13/2019						108,893	3,152,452

(1)
Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $28.95, the closing price of a share of our common stock on the NYSE on December 31, 2019.

(2)
Stock awards granted on September 15, 2016 and March 7, 2017 represent RSUs which vest on the four year and six month anniversary of the date of grant. Stock awards granted on August 24, 2018 represent RSUs which vest on the four year and seven month anniversary of the date of grant. All other stock awards represent RSUs which vest on the fifth anniversary of the grant date.

Options Exercised and Stock Vested
The following table sets forth information regarding stock options that were exercised by our NEOs and stock awards made to our NEOs that have vested during fiscal year 2019.

Name	Type of Grant (Option/ SAR/ Stock Award)	Date of Exercise or Vest	No. of Shares Acquired on Exercise or Vesting	Exercise Price ($)	Market Price ($) (exercise date)	Value Realized on Exercise ($)
Robert J. Gamgort			—	—	—	—
Ozan Dokmecioglu			—	—	—	—
Herbert (Derek) Hopkins			—	—	—	—
Fernando Cortes	Option	9/11/2019	37,538	14.81	27.16	463,594
Mary Beth DeNooyer			—	—	—	—

(1)	Mr. Cortes exercised converted options that he received in the DPS Merger in exchange for the existing options to purchase shares of Dr Pepper Snapple Group Inc. that he held.
Non-Qualified Deferred Compensation
Prior to the DPS Merger, certain employees of DPS ("legacy DPS employees") were eligible to participate in deferred compensation benefits programs, of which Mr. Cortes, as a named executive officer of DPS, was eligible.  Messrs. Gamgort, Dokmecioglu, and Hopkins, and Ms. DeNooyer were eligible to participate in a 401(k) plan only.
Qualified 401(k) Plans
For legacy DPS employees, the Savings Incentive Plan (“SIP”) is a tax-qualified 401(k) defined contribution plan, which permits participants to contribute up to 75% of their base salary in the SIP within certain statutory limitations under the Code and we match 100% of the first 4% of base salary, on a per paycheck basis, that is contributed to the SIP by a participant. Employees participating in the SIP are always fully vested in the amounts both they and the Company contribute to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2019, Mr. Cortes participated in the SIP.
Also as part of the SIP, we offer an enhanced defined contribution component (the “EDC”) on a tax-qualified basis to the SIP plan account. The EDC provides a contribution equal to 3% of eligible compensation to individual accounts annually. EDC contributions are 100% vested after three years of service with the Company.
In 2019 Messrs. Gamgort, Dokmecioglu and Hopkins were eligible for, and participated in, a 401(k) program which provided a 100% company match on the first 1% of employee contributions, and 60% on the next 5% of employee contributions within certain statutory limitations under the Code. Ms. DeNooyer was eligible for, and participated in the same 401(k) program but did not receive a company match due to statutory limitations under the Code.
The Supplemental Savings Plan (the “SSP”)
SSP is a non-qualified deferred compensation plan sponsored by the Company for our employees, and is a non-tax qualified defined contribution plan. The SSP is for legacy DPS employees who are actively enrolled in the SIP and whose deferrals under the SIP are limited by Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the Code compensation limit to the SSP, and we match 100% of the first 4% of base salary, on a per paycheck basis, that is contributed by these employees. Employees participating in the SSP are always fully vested in the amount they and the Company contribute to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2019, Mr. Cortes participated in the SSP.
Also as part of the SSP, we offer an enhanced defined contribution component (the “Non-qualified EDC”) on a non-tax qualified basis to the SSP plan account. The Non-qualified EDC provides a contribution equal to 3% of eligible compensation over statutory pay limits to individual accounts annually. The Non-qualified EDC contributions are 100% vested after three years of service with the Company or prior affiliates.

The SSP also offers our employees the opportunity to defer up to 100% of their annual bonus. Participants will make yearly elections on payout options of bonus deferrals under the plan. Vesting is immediate and the participant has multiple distribution options available during each annual enrollment period. Participants self-direct the investment of their account balances among various mutual funds.
The SSP is unfunded with respect to the Company's obligation to pay any balances in the SSP. A participant's rights to receive any payment from the SSP shall be no greater than the rights of an unsecured general creditor of the Company.
The following table sets forth information regarding the non-qualified deferred compensation under the SSP for each NEO in fiscal year 2019:

Name	Executive Contributions In Last Fiscal Year(1)	Registrant Contributions In Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End(4)
Robert J. Gamgort	$—	$—	$—	$—	$—
Ozan Dokmecioglu	—	—	—	—	—
Herbert (Derek) Hopkins	—	—	—	—	—
Fernando Cortes	8,800	18,307	23,033	—	295,053
Mary Beth DeNooyer	—	—	—	—	—

(1)	Aggregate amount of contributions made by our NEOs to the SSP in fiscal year 2019.

(2)
Aggregate amount of the Company’s contributions to the NEOs’ accounts under the SSP in fiscal year 2019. The amounts reported in this column are included in executive compensation of the NEO reported in the Summary Compensation Table.

(3)
Aggregate amount of earnings credited to the NEOs’ accounts under the SSP in fiscal year 2019. The amounts reported in this column are not included in executive compensation of the NEO reported in the Summary Compensation Table.

(4)
Aggregate amount of earnings credited to Mr. Cortes’ accounts under the SSP in fiscal year 2019. The amounts reported in this column are not included in executive compensation of the NEO reported in the Summary Compensation Table.

Post-Termination Compensation
Employment Agreements with Mr. Gamgort and Mr. Dokmecioglu
Mr. Gamgort and Mr. Dokmecioglu each have employment agreements with the Company. Mr. Gamgort’s agreement provides for a term ending as of May 2, 2021; however, it will be automatically extended for successive one year periods unless either the Company or Mr. Gamgort gives notice to the other party not later than three (3) months prior to any such automatic extension that it or he does not want the term to be so extended. Mr. Dokmecioglu’s agreement may be terminated with ninety (90) days’ prior notice by either party. Each agreement includes non-competition and non-solicitation provisions, which provide that the executive will not, for a period of two years after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.
Termination without “Cause” or Termination for “Good Reason” Prior to a Change of Control
The executive employment agreements of Mr. Gamgort and Mr. Dokmecioglu each provide that severance payments occur and salary and benefits continue if termination of employment occurs without "cause" or if the executive resigns for "good reason."
In the event the Company terminates Mr. Gamgort's employment "without cause" or he resigns for "good reason," during the employment term, he is entitled to receive:

•	any outstanding salary earned but not yet paid;

•
solely in the case of the annual RSUs granted to Mr. Gamgort on September 15, 2016, if his employment is terminated by the Company without cause or by Mr. Gamgort for good reason (A) prior to May 2, 2019, vesting of a pro rata portion of such RSUs based on service completed from May 2, 2016 through the date of termination, or (B) on or after May 2, 2019, full vesting of all such RSUs;

•	the pro-rated cash incentive bonus payment for the year in which the termination occurs, paid based on actual performance and at the same time as the annual bonus is paid to other executives;

•
a cash severance benefit equal to the product of two (2) times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that, if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

•
payment by the Company of Mr. Gamgort’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Gamgort’s COBRA continuation period, (B) the last month during which the severance benefit is payable, and (C) such time as Mr. Gamgort is eligible to receive comparable welfare benefits from a subsequent employer.

In the event the Company terminates Mr. Dokmecioglu's employment "without cause" or he resigns for "good reason", he is entitled to receive:

•	any outstanding salary earned but not yet paid;

•
solely in the case of the annual RSUs granted to Mr. Dokmecioglu on September 15, 2016, if his employment is terminated by the Company without cause or by Mr. Dokemcioglu for good reason full vesting of all such RSUs;

•	a pro-rated cash incentive bonus for the year in which the termination occurs, paid at actual performance and at the same time as the annual bonus is paid to other executives,

•
a cash severance benefit equal to the product of two (2) times the sum of Mr. Dokmecioglu’s base salary and target bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that, if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

•
payment by the Company of Mr. Dokmecioglu’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Dokmecioglu’s COBRA continuation period, (B) the last month during which the severance benefit is payable and (C) such time as Mr. Dokmecioglu is eligible to receive comparable welfare benefits from a subsequent employer.

Termination Following a Change of Control
In the event the Company terminates Mr. Gamgort’s employment "without cause" or he resigns for "good reason" within twenty-four (24) months following a Change of Control, he is entitled to receive:

•
all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason,” except that if the termination occurs six months prior to or twenty-four (24) months following a Change of Control the cash severance benefit will be equal to the product of three (3) times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

•	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.

In the event the Company terminates Mr. Dokmecioglu’s employment “without cause” or he resigns for “good reason” within twelve (12) months following a Change of Control, he is entitled to receive:

•
all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason”,, except that if the termination occurs six months prior to or twenty-four (24) months following a Change of Control the cash severance benefit will be equal to the product of three (3) times the sum of Mr. Dokmecioglu’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

•	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.
Under the executive employment agreements "cause" is defined as termination of the executive's employment for his:

•
intentional and continued failure substantially to perform his duties under the agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than 30 days after receipt by the executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause;

•
any intentional act or omission by executive constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or materially injurious to the business reputation of the Company or any of its affiliates;

•
indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business; or

•
executive’s material breach of the non-compete and non-solicit provisions of his agreement, which breach is not cured by executive within 10 days following receipt of a written notice from the Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.

Prior to a Change of Control (defined below), “good reason” means:

•
the executive’s removal from, or the Company’s failure to reelect or reappoint him to, the position of chief executive officer of the Company for Mr. Gamgort, and chief financial officer of the Company for Mr. Dokmecioglu;

•	the Company’s demand for relocation of the executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial principal workplace location;

•	a material breach by the Company of any of its obligations under the employment agreement; or

•
a material diminution in (or elimination of) the executive’s titles, positions, duties or responsibilities, or the assignment to executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above.

Following a Change of Control, “good reason” also means, in addition to the events described above under “good reason” under the Section titled, “Employment Agreements with Mr. Gamgort and Mr. Dokmecioglu -- Termination without “Cause” or Termination for “Good Reason” Prior to a Change of Control”, the failure of the Company to continue executive’s participation in the STIP, LTIP and Elite (or any similar plan or successor to any such plan) on a basis that is commensurate with his position.
A “Change of Control” is defined in each of Mr. Gamgort’s and Mr. Dokmecioglu’s agreements to mean:

•
any “person” or “group” other than JAB is or becomes the “beneficial owner”, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

•
JAB enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or

•
a plan or agreement is consummated providing (1) for a merger or consolidation of the Company, other than with a wholly-owned subsidiary, that would result in the voting securities of the Company outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51 % of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

Equity Treatment Upon Other Termination Scenarios
Double-Trigger Equity Vesting Upon a Change of Control
In the event of a Change of Control, all outstanding RSUs and Matching RSUs, including those held by our NEOs, have double-trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change of Control occurs, and (2) the executive is terminated within 24 months (or, in the case of Mr. Dokmecioglu, within 12 months) of such Change of Control.
Death or Disability
In the event of an executive’s termination due to death or disability, all outstanding RSUs and Matching RSUs become fully vested and payable.
Retirement
In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs and Matching RSUs vest on a pro rata basis.
Letters of Understanding with Other NEOs
When we hire a new executive or a current executive is promoted, the executive will receive an offer letter which we refer to as a "letter of understanding." The letters of understanding have no term.
In the event Messrs. Hopkins' or Cortes' or Ms. DeNooyer's employment is involuntarily terminated, each of these NEOs is entitled to receive severance benefits under our Severance Pay Plan for executive employees ("Severance Pay Plan"), which benefits include:

•	severance payments in the form of salary continuation equal to 1.5 times the NEO's annual base salary plus target bonus over 18 months;

•
a lump sum cash payment equal to the NEO's annual cash incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees; and

•	outplacement services
Messrs. Hopkins and Cortes and Ms. DeNooyer would not be eligible for severance under the Severance Pay Plan if the NEO was terminated: (i) for cause, (ii) because of inadequate or unsatisfactory performance, (iii) as the result of misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees), (iv) for gross neglect in job performance, or (v) because the NEO's position is eliminated and the NEO refuses to accept another position, with generally comparable base salary and incentive compensation, that is located no more than 50 miles from the former office, or it does not cause a significant detrimental impact to the executives that commute. (These items are hereinafter referred to as "Disqualifying Conditions.")
Messrs. Hopkins and Cortes and Ms. DeNooyer have each signed a non-compete agreement, which provides each will not, for a period of one year after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

Tables of Potential Payments and Assumptions
The following tables outline the potential payments to Messrs. Gamgort, Dokmecioglu, Hopkins and Cortes and Ms. DeNooyer upon the occurrence of various termination events, including “termination without cause” or “for good reason” or “termination due to death or disability” or “retirement,” The following tables also reflect potential payments related to change-in-control and subsequent qualified termination within a specified window for each NEO.
The following assumptions apply with respect to the tables below and any termination of employment:

•
the tables include estimates of amounts that would have been paid to NEOs in the event their employment is terminated involuntarily without Disqualifying Conditions on December 31, 2019. The employment of these NEOs did not actually terminate on December 31, 2019, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

•	the tables assume that the price of a share of our common stock is $28.95 per share, the closing market price per share on the NYSE on December 31, 2019;

•
each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

•	no NEO has currently satisfied the conditions to meet the definition of retirement.
Robert J. Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	-	-	-	7,500,000	11,250,000
Lump Sum 2019 Bonus Payment	-	2,047,500	2,047,500	2,047,500	2,047,500
Medical, Dental and Vision Benefits Continuation	-	-	-	44,049	1,835
Outplacement Services	-	-	-	-	-
Accelerated Equity Payments	-	120,986,161	120,986,161	81,799,000	120,986,161
TOTAL	-	123,033,661	123,033,661	91,390,549	134,285,496
Ozan Dokmecioglu

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	-	-	-	3,060,000	4,590,000
Lump Sum 2019 Bonus Payment	-	618,800	618,800	618,800	618,800
Medical, Dental and Vision Benefits Continuation	-	-	-	44,049	1,835
Outplacement Services	-	-	-	-	-
Accelerated Equity Payments	-	51,318,102	51,318,102	36,996,270	51,318,102
TOTAL	-	51,936,902	51,936,902	40,719,119	56,528,737

Herbert (Derek) Hopkins

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,687,500	1,687,500
Lump Sum 2019 Bonus Payment	—	500,000	432,412	432,412	432,412
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	23,402,283	23,402,283	—	23,402,283
TOTAL	—	23,902,283	23,834,695	2,119,912	25,522,195
Fernando Cortes

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,350,000	1,350,000
Lump Sum 2019 Bonus Payment	—	400,000	364,000	364,000	364,000
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	5,443,092	5,443,092	—	5,443,092
TOTAL	—	5,843,092	5,807,092	1,714,000	7,157,092
Mary Beth DeNooyer

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,275,000	1,275,000
Lump Sum 2019 Bonus Payment	—	350,000	154,451	154,451	154,451
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	3,572,806	3,572,806	—	3,572,806
TOTAL	—	3,922,806	3,727,257	1,429,451	5,002,257
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Gamgort, to that of our median employee.

As a multi-national organization, we have employees operating in several countries. Our objective is to provide competitive compensation commensurate with an employee’s position and geographic location, while also linking compensation to Company and individual performance.
To provide context for this disclosure, it is important to understand the scope of our operations. Approximately twenty percent of our employees are located in Mexico where the cost of living is significantly below the United States. The compensation elements and pay levels of our employees can vary dramatically from country to country based on market trends, cost of living, and cost of labor. These factors, along with fluctuations in currency exchange rates, impact the median employee compensation and the resulting ratio.
Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate. We identified our median employee (“Median Employee”) by using 2019 base salaries, our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2019, excluding our CEO, annualized for any employees who joined the Company during 2019. To identify the compensation of our Median Employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars. Based on this data and process, we determined that our Median Employee was an hourly employee with annual total compensation of $49,645. For 2019, we used the same median employee that was identified in 2018 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.
With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table, $9,204,921. Therefore, the ratio of our CEO's annual total compensation to the Median Employee's annual total compensation in 2019 was 185 to 1.
The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes certain information related to our equity award plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)
Equity Compensation Plans approved by stockholders	5,806,986	$13.34	27,514,484	(2)
Equity Compensation Plans not approved by security holders(3)	17,112,994	—	8,424,174
Total	22,919,980	$13.34	35,938,658

(1)
There are currently options to purchase 338,814 shares of KDP Common Stock outstanding with a weighted average exercise price of $13.34 per share and weighted average remaining contractual term of 6.01 years. RSUs have no exercise price, thus reducing the weighted average exercise price presented above.

(2)	Represents awards authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)
In connection with the DPS Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”) (as adjusted pursuant to the “Exchange Ratio”, as defined in the DPS Merger agreement). The Company may grant awards to legacy-Keurig employees and other employees of KDP who were not employed by DPS upon the closing of the DPS Merger out of the Keurig Award Pool. The Keurig Green Mountain, Inc. Long-Term Incentive Plan is the legacy-equity plan of KGM pursuant to which legacy-KGM employees were granted their annual long-term equity incentive awards in the form of Maple RSUs. The Keurig Green Mountain, Inc. Executive Ownership Plan is the legacy-investment program of KGM pursuant to which legacy-KGM employees participated in the Elite and Platinum investment programs through the purchase of Maple shares of common stock.

POLITICAL CONTRIBUTIONS
Our Board has oversight responsibility for our political activities, including our Political Action Committee. Our political contributions policy sets forth basic principles that, together with our Code of Conduct, guide our approach to corporate political contributions. We disclose on our website our approach for political contributions and a summary of direct corporate contributions and those of our Political Action Committee, including contributions to industry associations and federal, state and local parties and candidates. This disclosure is available on our website at www.keurigdrpepper.com under Our Company — Ethics & Compliance — Political Engagement — Download Political Contributions Policy link.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS
If you have consented to the delivery of only one 2019 Form 10-K or set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one 2019 Form 10-K or set of proxy materials, as applicable, will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly, upon oral or written request, a separate copy of the 2019 Form 10-K or set of proxy materials, as applicable, to any stockholder at your address. If, now or in the future, you wish to receive a separate copy of the 2019 Form 10-K or set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will deliver promptly a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple copies of the 2019 Form 10-K or set of proxy materials, as applicable, may request delivery of a single copy by calling Broadridge at the above number or writing to Broadridge at the above address.
STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
We currently expect to hold our 2021 annual meeting on or around June 2021, and to mail the Proxy Statement for that meeting in April 2021, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2021 annual meeting, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.
Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 29, 2020, in order to be eligible for inclusion in the Proxy Statement and form of proxy distributed by the Board with respect to the 2021 annual meeting. With respect to any notice of a proposal that a stockholder intends to present for consideration at the 2021 annual meeting, without inclusion of such proposal in the Proxy Statement and form of proxy, in accordance with Article II, Section 6(c) or 7(b) of our Amended and Restated By-Laws, as applicable, stockholder proposals will need to be received by us not sooner than February 24, 2021, but not later than March 26, 2021, in order to be presented at the 2021 annual meeting. Stockholder proposals must be sent to our principal executive offices, 5301 Legacy Drive, Plano, Texas 75024, Attention: James L. Baldwin, Corporate Secretary.

By Order of the Board of Directors
James L. Baldwin
Corporate Secretary
April 28, 2020

KEURIG DR PEPPER INC.
53 SOUTH AVE
BURLINGTON, MA 01803

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KDP2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D16012-P36333 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEURIG DR PEPPER INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert Gamgort	☐	☐	☐
1b. Olivier Goudet	☐	☐	☐
1c. Peter Harf	☐	☐	☐
1d. Genevieve Hovde	☐	☐	☐
1e. Anna-Lena Kamenetzky	☐	☐	☐
1f. Paul S. Michaels	☐	☐	☐
1g. Pamela H. Patsley	☐	☐	☐
1h. Gerhard Pleuhs	☐	☐	☐
1i. Fabien Simon	☐	☐	☐
1j. Robert Singer	☐	☐	☐
1k. Dirk Van de Put	☐	☐	☐
1l. Larry D. Young	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2020.	☐	☐	☐
3. To approve an advisory resolution regarding the company's executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D16013-P36333

KEURIG DR PEPPER INC.
Annual Meeting of Stockholders
June 24, 2020 11:00 AM EDT
This proxy is solicited by the Board of Directors
www.virtualshareholdermeeting.com/KDP2020

The stockholder(s) hereby appoint(s) Robert J. Gamgort, Ozan Dokmecioglu, and James L. Baldwin, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Keurig Dr Pepper Inc. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held live online at 11:00 a.m., EDT, on Wednesday, June 24, 2020, or any postponement or adjournment thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the virtual Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT: CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.